Exhibit 99.1

Independent Auditor’s Report

To Management of Zimmer Biomet Holdings, Inc.

We have audited the accompanying consolidated financial statements of LVB Acquisition, Inc. and its subsidiaries, which comprise the consolidated balance sheet as of May 31, 2015, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for the year then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LVB Acquisition, Inc. and its subsidiaries as of May 31, 2015, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it classifies deferred taxes on the consolidated balance sheet in 2015. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

January 27, 2016

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of LVB Acquisition, Inc.

Warsaw, Indiana

We have audited the accompanying consolidated financial statements of LVB Acquisition, Inc. and its subsidiaries (the “Company”), which comprise the consolidated balance sheet as of May 31, 2014, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for the years ended May 31, 2014 and 2013, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LVB Acquisition, Inc. and its subsidiaries as of May 31, 2014, and the results of their operations and their cash flows for the years ended May 31, 2014 and 2013, in accordance with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana

August 20, 2014

January 27, 2016 (related to Note 2)

LVB Acquisition, Inc. and Subsidiaries Consolidated Balance Sheets

(in millions, except shares)

	May 31, 2015	May 31, 2014
Assets
Current assets:
Cash and cash equivalents	$449.3	$247.6
Accounts receivable, less allowance for doubtful accounts receivables of $33.9 ($31.9 at May 31, 2014)	527.0	577.3
Inventories	701.3	693.4
Deferred income taxes	—	149.9
Prepaid expenses and other	112.1	207.3

Total current assets	1,789.7	1,875.5
Property, plant and equipment, net	693.3	716.0
Investments	4.2	12.5
Intangible assets, net	2,995.9	3,415.1
Goodwill	3,534.2	3,634.4
Deferred income taxes	26.2	—
Other assets	70.0	93.0

Total assets	$9,113.5	$9,746.5

Liabilities & Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$—	$133.1
Accounts payable	109.5	135.3
Accrued interest	50.6	53.4
Accrued wages and commissions	142.6	168.7
Other accrued expenses	332.6	410.1

Total current liabilities	635.3	900.6
Long-term liabilities:
Long-term debt, net of current portion	5,609.4	5,587.3
Deferred income taxes	654.3	963.9
Other long-term liabilities	295.1	256.3

Total liabilities	7,194.1	7,708.1
Commitments and contingencies
Shareholders’ equity:
Common stock, par value $0.01 per share; 740,000,000 shares authorized; 552,651,397 and 552,484,996 shares issued and outstanding at May 31, 2015, and May 31, 2014, respectively	5.5	5.5
Contributed and additional paid-in capital	5,697.2	5,681.5
Accumulated deficit	(3,459.6)	(3,694.2)
Accumulated other comprehensive income (loss)	(323.7)	45.6

Total shareholders’ equity	1,919.4	2,038.4

Total liabilities and shareholders’ equity	$9,113.5	$9,746.5

The accompanying notes are an integral part of the consolidated financial statements.

LVB Acquisition, Inc. and Subsidiaries Consolidated Statements of Operations and Comprehensive Income (Loss)

(in millions)

	For the Year Ended May 31,
	2015	2014	2013
Net sales	$3,210.1	$3,223.4	$3,052.9
Cost of sales	823.3	1,040.2	873.4
Selling, general and administrative expense	1,416.7	1,399.3	1,318.3
Research and development expense	166.5	169.6	150.3
Amortization	292.2	311.2	319.8
Goodwill impairment charge	—	—	473.0
Intangible assets impairment charge	—	—	94.4

Operating income (loss)	511.4	303.1	(176.3)
Interest expense	316.9	358.6	401.1
Other (income) expense	(11.1)	(2.8)	177.8

Other expense, net	305.8	355.8	578.9

Income (Loss) before income taxes	205.6	(52.7)	(755.2)
Benefit from income taxes	(29.0)	(117.8)	(120.3)

Net income (loss)	234.6	65.1	(634.9)

Other comprehensive income (loss), net of tax:
Change in unrealized holding value on available for sale securities	(0.3)	(2.8)	3.3
Interest rate swap unrealized gain	3.4	21.9	13.1
Foreign currency related gains (losses)	(374.9)	27.5	(132.6)
Unrecognized actuarial gains (losses)	2.5	(1.0)	(7.0)

Total other comprehensive income (loss)	(369.3)	45.6	(123.2)

Comprehensive income (loss)	$(134.7)	$110.7	$(758.1)

The accompanying notes are an integral part of the consolidated financial statements.

LVB Acquisition, Inc. and Subsidiaries Consolidated Statements of Shareholders’ Equity

(in millions, except for share data)

			Contributed
			and		Accumulated
			Additional		Other	Total
	Common	Common	Paid-in	Accumulated	Comprehensive	Shareholders’
	Shares	Stock	Capital	Deficit	Income (Loss)	Equity
Balance at May 31, 2012	552,308,376	$5.5	$5,623.3	$(3,124.4)	$123.2	$2,627.6
Net loss				(634.9)		(634.9)
Other comprehensive income (loss)					(123.2)	(123.2)
Stock-based compensation expense			38.3			38.3
Repurchase of LVB Acquisition, Inc. shares	(12,501)		(0.1)			(0.1)
Other	63,541		0.5			0.5

Balance at May 31, 2013	552,359,416	$5.5	$5,662.0	$(3,759.3)	$0.0	$1,908.2

Net income				65.1		65.1
Other comprehensive income (loss)					45.6	45.6
Stock-based compensation expense			18.2			18.2
Other	125,580		1.3			1.3

Balance at May 31, 2014	552,484,996	$5.5	$5,681.5	$(3,694.2)	$45.6	$2,038.4

Net income				234.6		234.6
Other comprehensive income (loss)					(369.3)	(369.3)
Option exercises	166,401		1.3			1.3
Stock-based compensation expense			14.4			14.4

Balance at May 31, 2015	552,651,397	$5.5	$5,697.2	$(3,459.6)	$(323.7)	$1,919.4

The accompanying notes are an integral part of the consolidated financial statements.

LVB Acquisition, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in millions)

	For the Year Ended May 31,
	2015	2014	2013
Cash flows provided by (used in) operating activities:
Net income (loss)	$234.6	$65.1	$(634.9)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	488.8	505.2	501.4
Amortization and write off of deferred financing costs	14.8	22.7	31.0
Stock-based compensation expense	14.4	18.2	38.3
Loss on extinguishment of debt	—	—	155.2
Provision for (recovery) of doubtful accounts receivable	(3.2)	5.9	(4.9)
Realized gain on investments	(4.4)	(6.6)	(0.2)
Goodwill and intangible assets impairment charge	—	—	567.4
Deferred income taxes	(130.4)	(238.5)	(215.5)
Other	(16.5)	(14.0)	17.7
Changes in operating assets and liabilities, net of acquired assets:
Accounts receivable	7.2	(29.1)	(40.4)
Inventories	(109.3)	(23.4)	(36.0)
Prepaid expenses	32.3	(15.9)	30.5
Accounts payable	(20.5)	12.3	(3.4)
Income taxes	137.0	27.5	(41.0)
Accrued interest	(2.8)	(2.9)	(0.3)
Accrued expenses and other	(66.2)	202.5	103.6

Net cash provided by operating activities	575.8	529.0	468.5
Cash flows provided by (used in) investing activities:
Proceeds from sales/maturities of investments	12.5	42.8	5.5
Purchases of investments	—	(29.4)	(6.4)
Net proceeds from sale of assets	0.7	2.4	14.0
Capital expenditures	(220.1)	(228.7)	(204.0)
Acquisitions, net of cash acquired—2013 Spine Acquisition	—	(148.8)	—
Acquisitions, net of cash acquired—2012 Trauma Acquisition	—	—	(280.0)
Other acquisitions, net of cash acquired	(1.4)	(3.4)	(17.7)

Net cash used in investing activities	(208.3)	(365.1)	(488.6)
Cash flows provided by (used in) financing activities:
Debt:
Payments under European facilities	—	(2.3)	(1.3)
Payments under senior secured credit facilities	—	(30.3)	(33.5)
Proceeds under revolvers/facility	205.0	159.3	86.6
Payments under revolvers/facility	(20.0)	(165.3)	(80.6)
Proceeds from senior and senior subordinated notes due 2020 and term loans	—	870.5	3,396.2
Tender/retirement of senior notes due 2017 and term loans	(290.7)	(1,091.6)	(3,423.0)
Payment of fees related to refinancing activities	—	(15.5)	(79.0)
Equity:
Repurchase of LVB Acquisition, Inc. shares	—	—	(0.1)
Option exercises	1.3	1.3	—

Net cash used in financing activities	(104.4)	(273.9)	(134.7)
Effect of exchange rate changes on cash	(61.4)	2.0	18.0

Increase (decrease) in cash and cash equivalents	201.7	(108.0)	(136.8)
Cash and cash equivalents, beginning of period	247.6	355.6	492.4

Cash and cash equivalents, end of period	$449.3	$247.6	$355.6

Supplemental disclosures of cash flow information:
Cash paid (received) during the period for:
Interest	$305.4	$347.4	$388.6

Income taxes	$(38.9)	$82.5	$81.5

The accompanying notes are an integral part of the consolidated financial statements.

LVB Acquisition, Inc.

Notes to Consolidated Financial Statements

Note 1—Summary of Significant Accounting Policies and Nature of Operations.

The accompanying consolidated financial statements include the accounts of LVB Acquisition, Inc. and its subsidiaries (“LVB” or “Parent”). Biomet, Inc. (“Biomet”) is a wholly-owned subsidiary of LVB. LVB has no other operations beyond its ownership of Biomet. Intercompany accounts and transactions have been eliminated in consolidation.

Zimmer Merger

On April 24, 2014, LVB, a Delaware corporation, which owns all of the outstanding shares of common stock of Biomet, Inc., entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Zimmer Holdings, Inc., a Delaware corporation, and Owl Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Zimmer. Zimmer and LVB completed the merger as of June 24, 2015.

Under the Merger Agreement, LVB was acquired for an aggregate purchase price based on a total enterprise value of $13.35 billion, which will consist of $10.35 billion in cash (which is subject to adjustment) and 32,704,677 shares of Zimmer common stock (which number of shares represents the quotient of $3.0 billion divided by $91.73, the volume weighted average price of Zimmer’s common stock on the New York Stock Exchange for the five trading days prior to the date of the Merger Agreement). Zimmer paid off all of the outstanding funded debt of LVB, totaling $5,681.8 million after the June 24, 2015 closing date. Zimmer funded the cash portion of the merger consideration and the repayment of the outstanding funded debt of LVB and its subsidiaries with a combination of new debt and cash on hand.

Transactions with the Principal Stockholders

On December 18, 2006, Biomet, Inc. entered into an Agreement and Plan of Merger with LVB Acquisition, LLC, a Delaware limited liability company, which was subsequently converted to a corporation, LVB Acquisition, Inc., and LVB Acquisition Merger Sub, Inc., an Indiana corporation and a wholly-owned subsidiary of Parent (“Purchaser”), which agreement was amended and restated as of June 7, 2007 and which we refer to as the “2007 Merger Agreement.” Pursuant to the 2007 Merger Agreement, on June 13, 2007, Purchaser commenced a cash tender offer (the “Offer”) to purchase all of Biomet, Inc.’s outstanding common shares, without par value (the “Shares”) at a price of $46.00 per Share (the “Offer Price”) without interest and less any required withholding taxes. The Offer was made pursuant to Purchaser’s offer to purchase dated June 13, 2007 and the related letter of transmittal, each of which was filed with the SEC on June 13, 2007. In connection with the Offer, Purchaser entered into a credit agreement dated as of July 11, 2007 for a $6,165.0 million senior secured term loan facility (the “Tender Facility”), maturing on June 6, 2008, and pursuant to which it borrowed approximately $4,181.0 million to finance a portion of the Offer and pay related fees and expenses. The Offer expired at midnight, New York City time, on July 11, 2007, with approximately 82% of the outstanding Shares having been tendered to Purchaser. At Biomet, Inc.’s special meeting of shareholders held on September 5, 2007, more than 91% of Biomet, Inc.’s shareholders voted to approve the proposed merger, and Parent acquired Biomet, Inc. on September 25, 2007 through a reverse subsidiary merger with Biomet, Inc. being the surviving company (the “2007 Merger”). Subsequent to the acquisition, Biomet, Inc. became a subsidiary of Parent. As of May 31, 2015, approximately 97% of the outstanding shares of Parent common stock were owned by LVB Acquisition Holding, LLC, or “LVB Holding”, an entity controlled collectively by a consortium of private equity funds affiliated with The Blackstone Group, Goldman, Sachs & Co., Kohlberg Kravis Roberts & Co., and TPG Global, LLC (each a “Principal Stockholder” and collectively, the “Principal Stockholders”), and certain investors who agreed to co-invest with the Principal Stockholders (the “Co-Investors”). These transactions, including the 2007 Merger and the Company’s payment of any fees and expenses related to these transactions, are referred to collectively as the “2007 Acquisition.”

General—The Company is a global orthopedic medical device company with operations in over 50 locations throughout the world and distribution in approximately 90 countries. The Company designs, manufactures and markets a comprehensive range of both surgical and non-surgical products used primarily by orthopedic surgeons and other musculoskeletal medical specialists. For over 30 years, the Company has applied advanced engineering and manufacturing technology to the development of highly durable joint replacement systems.

Basis of Presentation—The accompanying consolidated financial statements include the accounts of LVB and its subsidiaries (individually and collectively referred to as “Biomet” or the “Company”). The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Products—The Company’s business involves musculoskeletal products, which includes the design, manufacture and marketing of products in six major categories: Knees, Hips, Sports, Extremities, Trauma (“S.E.T.”), Spine, Bone Healing and Microfixation, Dental and Cement, Biologics and Other Products. The Company has three geographic markets: United States, Europe and International.

Knees and Hips—Orthopedic reconstructive implants are used to replace joints that have deteriorated as a result of disease (principally osteoarthritis) or injury. Reconstructive joint surgery involves the modification of the area surrounding the affected joint and the implantation of one or more manufactured components.

S.E.T.—The Company manufactures and distributes a number of sports medicine products (used in minimally-invasive orthopedic surgical procedures). Extremity reconstructive implants are used to replace joints other than hips and knees that have deteriorated as a result of disease or injury. Our key reconstructive joint in this product category is the shoulder, but the Company produces other joints as well. Trauma devices are used for setting and stabilizing bone fractures to support and/or augment the body’s natural healing process. Trauma products include plates, screws, nails, pins and wires designed to internally stabilize fractures; devices utilized to externally stabilize fractures when alternative methods of fixation are not suitable; and implantable bone growth stimulation devices for trauma.

Spine, Bone Healing and Microfixation Products—The Company’s spine products include spinal fixation systems for cervical, thoracolumbar, deformity correction and spacer applications; implantable bone growth stimulation devices for spine applications; and osteobiologics, including bone substitute materials, as well as allograft services for spinal applications. Bone healing products include non-invasive bone growth stimulation devices used for spine and trauma indications. Microfixation includes products for patients in the neurosurgical and craniomaxillofacial reconstruction markets, as well as thoracic solutions for fixation and stabilization of the bones of the chest.

Dental Products—Dental reconstructive devices and associated instrumentation are used for oral rehabilitation through the replacement of teeth and repair of hard and soft tissues. The Company also offers crown and bridge products.

Cement, Biologics and Other Products—The Company manufactures and distributes bone cements and cement delivery systems, autologous therapies and other products, including operating room supplies, casting materials, general surgical instruments, wound care products and other miscellaneous surgical products.

Effect of Foreign Currency—Assets and liabilities of foreign subsidiaries are translated at rates of exchange in effect at the close of their calendar month end. Revenues and expenses are translated at the average exchange rates during the period. Translation gains and losses are accumulated within accumulated other comprehensive income (loss) as a separate component of shareholders’ equity. Foreign currency transaction gains and losses are included in other (income) expense.

Evaluation of Subsequent Events—The Company has evaluated subsequent events through January 27, 2016, which is the date the financial statements were available to be issued.

Cash and Cash Equivalents—The Company considers all investments that are highly liquid at the date acquired and have original maturities of three months or less to be cash equivalents.

Investments—The Company invests the majority of its excess cash in money market funds. The Company also holds a time deposit and corporate securities. The Company accounts for its investments in equity securities in accordance with guidance issued by the Financial Accounting Standards Board (“FASB”), which requires certain securities to be categorized as trading, available-for-sale or held-to-maturity. The Company also accounts for its investments under guidance for fair value measurements, which establishes a framework for measuring fair value, clarifies the definition of fair value within that framework, and expands disclosures about fair value measurements. Available-for-sale securities are carried at fair value with unrealized gains and losses, net of tax, recorded within accumulated other comprehensive income (loss) as a separate component of shareholders’ equity. The Company has no held-to-maturity investments. Trading securities are carried at fair value with the realized gains and losses, recorded within other (income) expense. The cost of investment securities sold is determined by the specific identification method. Dividend and interest income are accrued as earned. The Company reviews its investments quarterly for declines in fair value that are other-than-temporary. Investments that have declined in market value that are determined to be other-than-temporary are charged to other (income) expense, by writing that investment down to fair value. Investments are classified as short-term for those expected to mature or be sold within twelve months and the remaining portion is classified in long-term investments.

Other Comprehensive Income (Loss)—Other comprehensive income (loss) includes currency translation adjustments, certain derivative-related activity, changes in the value of available-for-sale investments, and actuarial gains (losses) from pension plans. The Company generally deems its foreign investments to be indefinite in nature and does not provide for taxes on currency translation adjustments arising from translating the investment in a foreign currency to U.S. dollars. When the Company determines that a foreign investment is no longer indefinite in nature, estimated taxes are provided for the related deferred tax liability (asset), if any, resulting from currency translation adjustments. As of May 31, 2015, foreign investments were all indefinite in nature.

Concentrations of Credit Risk and Allowance for Doubtful Receivables—The Company provides credit, in the normal course of business, to hospitals, private and governmental institutions and healthcare agencies, insurance providers, dental practices and laboratories, and physicians. The Company maintains an allowance for doubtful receivables based on estimated collection rates and charges actual losses to the allowance when incurred. The determination of estimated collection rates requires management judgment.

Other Loss Contingencies—The Company accrues anticipated costs of settlement, damages, and loss of product liability claims based on historical experience or to the extent specific losses are probable and estimable. If the estimate of a probable loss is in a range and no amount within the range is more likely, the Company accrues the minimum amount of the range. Such estimates and any subsequent changes in estimates may result in adjustments to the Company’s operating results in the future. The Company has self-insured reserves against product liability claims with insurance coverage above the retention limits. There are various other claims, lawsuits and disputes with third parties, investigations and pending actions involving various allegations against it. Product liability claims are routinely reviewed by the Company’s insurance carriers and management routinely reviews all claims for purposes of establishing ultimate loss estimates on an actuarial basis

Revenue Recognition—The Company sells product through four principal channels: (1) directly to healthcare institutions, referred to as direct channel accounts, (2) through stocking distributors and healthcare dealers, (3) indirectly through insurance companies and (4) directly to dental practices and dental laboratories. Sales through the direct and distributor/dealer channels account for a majority of net sales. Through these channels, inventory is consigned to sales agents or customers so that products are available when needed for surgical procedures. Revenue is not recognized upon the placement of inventory into consignment as the Company retains title and maintains the inventory on the balance sheet; rather, it is recognized upon implantation and receipt of proper purchase order and/or purchase requisition documentation. Pricing for products is predetermined by contracts with customers, agents acting on behalf of customer groups or by government regulatory bodies, depending on the market. Price discounts under group purchasing contracts are linked to volume of implant purchases by customer healthcare institutions within a specified group. At negotiated thresholds within a contract buying period, price discounts may increase. The Company presents revenue on a net basis and excludes from revenue the taxes collected from customers and remitted to governmental authorities.

At certain locations, the Company records a contractual allowance that is offset against revenue for each sale to a non-contracted payor so that revenue is recorded at the estimated determinable price at the time of the sale. Those non-contracted payors and insurance companies in some cases do not have contracted rates for products sold, but may have pricing available for certain products through their respective web sites. The Company will invoice at its list price and establish the contractual allowance to estimate what the non-contracted payor will settle the claim for based on the information available as noted above. At certain locations, revenue is recognized on sales to stocking distributors, healthcare dealers, dental practices and dental laboratories when title to product passes to them, generally upon shipment. Certain subsidiaries allow customers to return product in the event that the Company terminates the relationship. Under those circumstances, the Company records an estimated sales return in the period in which constructive notice of termination is given to a distributor. Product returns were not significant for any period presented.

The Company also maintains a separate allowance for doubtful accounts for estimated losses based on its assessment of the collectability of specific customer accounts and the aging of the accounts receivable. The Company analyzes accounts receivable and historical bad debts, customer concentrations, customer solvency, current economic and geographic trends, and changes in customer payment terms and practices when evaluating the adequacy of its current and future allowance. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligations, a specific allowance for bad debt is estimated and recorded, which reduces the recognized receivable to the estimated amount the Company believes will ultimately be collected. The Company monitors and analyzes the accuracy of the allowance for doubtful accounts estimate by reviewing past collectability and adjusts it for future expectations to determine the adequacy of the Company’s current and future allowance. The Company’s reserve levels have generally been sufficient to cover credit losses.

Accounting for Shipping and Handling Revenue, Fees and Costs—The Company classifies amounts billed for shipping and handling as a component of net sales. The related shipping and handling fees and costs as well as other distribution costs are included in cost of sales.

Instruments—The Company provides instruments to surgeons to use during surgical procedures. Instruments are classified as non-current assets and are recorded as property, plant and equipment. Instruments are carried at cost, until they are placed into service and are held at book value (cost less accumulated depreciation). Depreciation is calculated using the straight-line method using a four year useful life.

Excess and Obsolete Inventory—In the Company’s industry, inventory is routinely placed at hospitals to provide the healthcare provider with the appropriate product when needed. Because product usage tends to follow a bell curve, larger and smaller sizes of inventory are provided, but infrequently used. In addition, the musculoskeletal market is highly competitive, with new products, raw materials and procedures being introduced continually, which may make those products currently on the market obsolete. The Company makes estimates regarding the future use of these products which are used to adjust inventory to the lower of cost or market. If actual product life cycles, product demand or market conditions are less favorable than those projected by management, additional inventory write-downs may be required which would affect future operating results.

Research and Development—Research and development costs are charged to expense as incurred.

Legal Fees—Legal fees are accrued and charged to expense when services are provided and are not accrued as part of specific case reserves.

Income Taxes—There are inherent risks that could create uncertainties related to the Company’s income tax estimates. The Company adjusts estimates based on normal operating circumstances and conclusions related to tax audits. While the Company does not believe any audit finding could materially affect its financial position, there could be a material impact on its consolidated results of operations and cash flows of a given period.

The Company’s operations are subject to the tax laws, regulations and administrative practices of the United States, U.S. state jurisdictions and other countries in which it does business. The Company must make estimates and judgments in determining the provision for taxes for financial reporting purposes. These estimates and judgments occur in the calculation of tax credits, benefits, and deductions, and in the calculation of certain tax assets and liabilities that arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes, as well as the interest and penalties related to uncertain tax positions. Significant changes in these estimates may result in an increase or decrease to the Company’s tax provision in a subsequent period.

The calculation of the Company’s tax liabilities involves accounting for uncertainties in the application of complex tax regulations. The Company recognizes liabilities for uncertain tax positions (“UTPs”) based on a two-step process. The Company recognizes the tax benefit from an UTP only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The amount of UTPs is measured as appropriate for changes in facts and circumstances, such as significant amendments to existing tax law, new regulations or interpretations by the taxing authorities, new information obtained during a tax examination, or resolution of an examination. The Company believes its estimates for UTPs are appropriate and sufficient for any assessments that may result from examinations of its tax returns. The Company recognizes both accrued interest and penalties, where appropriate, related to UTPs as a component of income tax expense.

Certain items are included in the Company’s tax return at different times than they are reflected in its financial statements. Such timing differences create deferred tax assets and liabilities. Deferred tax assets are generally items that can be used as a tax deduction or credit in the tax return in future years but for which the Company has already recorded the tax benefit in the financial statements. The Company has recorded valuation allowances against certain of its deferred tax assets, primarily those that have been generated from net operating losses and tax credit carryforwards in certain taxing jurisdictions. In evaluating whether the Company would more likely than not recover these deferred tax assets, it has not assumed any future taxable income or tax planning strategies in the jurisdictions associated with these carryforwards where history does not support such an assumption. Implementation of tax planning strategies to recover these deferred tax assets or future income generation in these jurisdictions could lead to the reversal of these valuation allowances and a reduction of income tax expense. Deferred tax liabilities are either: (i) a tax expense recognized in the financial statements for which payment has been deferred; or (ii) an expense for which the Company has already taken a deduction on the tax return, but have not yet recognized the expense in the financial statements.

Goodwill and Other Intangible Assets—The Company evaluates goodwill for impairment at the reporting unit level. The six reporting units are based on the Company’s current administrative organizational structure and the availability of discrete financial information.

The Company tests its goodwill and indefinite lived intangible asset balances as of March 31 of each fiscal year for impairment. The Company tests these balances more frequently if indicators are present or changes in circumstances suggest that impairment may exist. In performing the test on goodwill, the Company may utilize either the step zero approach which relies primarily on qualitative analysis or the two-step approach for goodwill and other intangible assets based on the facts and circumstances in place at the date of testing. The first step under this guidance requires a comparison of the carrying value of the reporting units, of which the Company has identified six in total, to the fair value of these units. The Company generally uses the income approach to determine the fair value of each reporting unit. This approach calculates fair value by estimating the after-tax cash flows attributable to a reporting unit and then discounting these after-tax cash flows to a present value using a risk-adjusted discount rate. To derive the carrying value of the Company’s reporting units, the Company assigns assets and liabilities, including goodwill, to the reporting units. These would include corporate assets, which relate to a reporting unit’s operations, and would be considered in determining fair value. The Company allocates assets and liabilities not directly related to a specific reporting unit, but from which the reporting unit benefits, based primarily on the respective revenue contribution of each reporting unit. If the carrying value of a reporting unit exceeds its fair value, the Company performs the second step of the goodwill impairment test to measure the amount of impairment loss, if any.

The second step of the goodwill impairment test compares the implied fair value of a reporting unit’s goodwill to its carrying value. If the Company is unable to complete the second step of the test prior to the issuance of its financial statements and an impairment loss is probable and could be reasonably estimated, the Company recognizes its best estimate of the loss in its current period financial statements and discloses that amount as an estimate. The Company then recognizes any adjustment to that estimate in subsequent reporting periods, once the Company has finalized the second step of the impairment test.

The Company determines the fair value of intangible assets using an income based approach to determine the fair value. The approach calculates fair value by estimating the after-tax cash flows attributable to the asset and then discounting these after-tax cash flows to a present value using a risk-adjusted discount rate. The calculated fair value is compared to the carrying value to determine if any impairment exists.

If events or circumstances change, a determination is made by management to ascertain whether property and equipment and finite-lived intangibles have been impaired based on the sum of expected future undiscounted cash flows from operating activities. If the estimated undiscounted net cash flows are less than the carrying amount of such assets, an impairment loss is recognized in an amount necessary to write-down the assets to fair value as determined from expected future discounted cash flows.

Management’s Estimates and Assumptions—In preparing the financial statements in accordance with accounting principles generally accepted in the United States of America, management must often make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures at the date of the financial statements and during the reporting period. Some of those judgments can be subjective and complex. Consequently, actual results could differ from those estimates.

Recent Accounting Pronouncements

During 2015 the Company early adopted FASB’s Accounting Standards Update (“ASU”) No. 2015-17 regarding ASC Topic 740 “Income Tax” on a prospective basis. This ASU amends existing guidance to require that deferred income tax liabilities and assets be classified as noncurrent in a classified balance sheet, and eliminates the prior guidance which required an entity to separate deferred tax liabilities and assets into a current amount and a noncurrent amount in a classified balance sheet.

In April 2014, the FASB issued an accounting update which amended the definition of a discontinued operation with ASU 2014-08. The new definition limits discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have or will have a major effect on an entity’s operations and financial results. The new definition includes an acquired business that is classified as held for sale at the date of acquisition. The accounting update requires new disclosures of both discontinued operations and a disposal of an individually significant component of an entity. The accounting update is effective for annual periods beginning on or after December 15, 2014. The adoption of this guidance is not expected to have a material impact on the Company’s financial position, overall results of operations or cash flows.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements-Going Concern.” ASU 2014-15 defines management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. ASU 2014-15 is effective in the annual period ending after December 15, 2016. The adoption of this guidance is not expected to have a material impact on the Company’s financial position, overall results of operations or cash flows.

In April 2015, the FASB issued ASU 2015-03 “Simplifying the Presentation of Debt Issuance Costs.” The standard requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct reduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this standards update. The new guidance is effective for annual reporting periods beginning after December 15, 2015. The adoption of this guidance is not expected to have a material impact on the Company’s financial position, overall results of operations or cash flows.

In July 2015, the FASB issued ASU 2015-11, “Inventory: Simplifying the Measurement of Inventory”. The amendments in this ASU require inventory measurement at the lower of cost or net realizable value. The amendments in this ASU are effective for fiscal years beginning after December 15, 2016. The Company is currently evaluating the impact of this guidance on our financial position, overall results of operations or cash flows.

In August 2015, the FASB issued ASU No. 2015-14, which defers the effective date by one year of ASU No. 2014-09, “Revenue from Contracts with Customers”. ASU No. 2014-09 provides guidance for revenue recognition. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under today’s guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. This guidance will be effective for the Company December 15, 2017. The Company is currently evaluating the impact of this guidance on our financial position, overall results of operations or cash flows.

Note 2—Revision of Prior Period Financial Statements

During the fiscal year ended May 31, 2015, the Company discovered two errors related to its consolidated financial statements for prior years ended May 31, 2014 and 2013. The first error related to the Company’s treatment of withholding taxes in the United States primarily with regard to payments made to foreign vendors. The Company has currently recorded its best estimate of the liability related to these withholding tax matters. However, there are certain estimates used in developing the liability amount and future revisions in the Company’s estimate of the liability could materially impact its results of operations and financial position. The second error related to the method in which the Company was calculating the foreign currency impact on certain intangible assets and the corresponding amortization expense. Both errors have been accumulating over a multi-year period. The Company evaluated the impact of these errors on its prior period consolidated financial statements, assessing materiality both quantitatively and qualitatively, and concluded the errors were not material to any of its previously issued financial statements. However, the Company concluded the cumulative correction of these errors would be material to its consolidated financial statements for the fiscal year ended May 31, 2015. Consequently, the Company has revised the consolidated financial statements and accompanying notes for the years ended May 31, 2014 and 2013 to correct for these errors. Following is a summary of the financial statement line items impacted by these revisions for the periods presented in this document (in millions).

Revisions to the Consolidated Statements of Earnings and Comprehensive (Loss) Income

	For the Year Ended May 31, 2014			For the Year Ended May 31, 2013
	As Reported	Adjustments	As Revised	As Reported	Adjustments	As Revised
Selling, general and administrative expense	$1,393.2	$6.1	$1,399.3	$1,312.5	$5.8	$1,318.3
Amortization	$307.2	$4.0	311.2	$313.8	$6.0	319.8
Operating income (loss)	313.2	(10.1)	303.1	(164.5)	(11.8)	(176.3)
Interest expense	355.9	2.7	358.6	398.8	2.3	401.1
Other expense, net	353.1	2.7	355.8	576.6	2.3	578.9
Income (Loss) before income taxes	(39.9)	(12.8)	(52.7)	(741.1)	(14.1)	(755.2)
Benefit from income taxes	(115.8)	(2.0)	(117.8)	(117.7)	(2.6)	(120.3)
Net income (loss)	75.9	(10.8)	65.1	(623.4)	(11.5)	(634.9)
Comprehensive income (loss)	121.1	(10.4)	110.7	(752.2)	(5.9)	(758.1)

Revisions to the Consolidated Balance Sheet

	As of May 31, 2014
	As Reported	Adjustments	As Revised
Prepaid expenses and other	$202.9	$4.4	$207.3
Total current assets	1,871.1	4.4	1,875.5
Intangibles, net	3,439.6	(24.5)	3,415.1
Total assets	9,766.6	(20.1)	9,746.5
Other accrued expenses	354.7	55.4	410.1
Total current liabilities	845.2	55.4	900.6
Deferred income tax	968.6	(4.7)	963.9
Total liabilities	7,657.4	50.7	7,708.1
Accumulated deficit	(3,617.1)	(77.1)	(3,694.2)
Accumulated other comprehensive income (loss)	39.3	6.3	45.6
Total shareholders’ equity	2,109.2	(70.8)	2,038.4
Total liabilities and shareholders’ equity	9,766.6	(20.1)	9,746.5

Revisions to the Consolidated Statement of Cash Flows

	For the Year Ended May 31, 2014			For the Year Ended May 31, 2013
	As Reported	Adjustments	As Revised	As Reported	Adjustments	As Revised
Net income (loss)	$75.9	$(10.8)	$65.1	$(623.4)	$(11.5)	$(634.9)
Depreciation and Amortization	501.2	4.0	505.2	$495.4	$6.0	501.4
Income taxes	29.5	(2.0)	27.5	(38.4)	(2.6)	(41.0)
Accrued expenses and other	193.7	8.8	202.5	95.5	8.1	103.6

Revisions to the Consolidated Statement of Shareholders’ Equity

	As of May 31, 2014			As of May 31, 2013			As of May 31, 2012
	As Reported	Adjustments	As Revised	As Reported	Adjustments	As Revised	As Reported	Adjustments	As Revised
Accumulated Deficit	$(3,617.1)	$(77.1)	$(3,694.2)	$(3,693.0)	$(66.3)	$(3,759.3)	$(3,069.6)	$(54.8)	$(3,124.4)
Accumulated Other Comprehensive Income (Loss)	39.3	6.3	45.6	(5.9)	5.9	(0.0)	122.9	0.3	123.2
Total Shareholder’s Equity	2,109.2	(70.8)	2,038.4	1,968.6	(60.4)	1,908.2	2,682.1	(54.5)	2,627.6

Note 3—Recent Acquisitions by Biomet.

2013 Spine Acquisition

On October 5, 2013, the Company and its wholly-owned subsidiaries EBI Holdings, LLC, a Delaware limited liability company (“EBI”), and LNX Acquisition, Inc., a Delaware corporation (“Merger Sub Lanx”), entered into an Agreement and Plan of Merger with Lanx, Inc., a Delaware corporation (“Lanx”). On October 31, 2013, Merger Sub Lanx merged with and into Lanx and the separate corporate existence of Merger Sub Lanx ceased (the “Lanx Merger”). Upon the consummation of the Lanx Merger, Lanx became a wholly-owned subsidiary of EBI and the Company (“2013 Spine Acquisition”). As of November 1, 2013, the activities of Lanx were included in the Company’s consolidated results. The aggregate purchase price for the acquisition was approximately $150.8 million on a debt-free basis. The Company acquired Lanx to strengthen its spine product portfolio, as well as integrate and focus its distribution network to grow the spine business.

The acquisition has been accounted for as a business combination. The preliminary purchase price was allocated to the acquired assets and liabilities based on the estimated fair value of the acquired assets at the date of acquisition. As of May 31, 2014, the Company recorded a preliminary allocation of the purchase price to acquired tangible and identifiable intangible assets and liabilities assumed based on their fair value at the initial acquisition date. The Company finalized the purchase price allocation in the year ended May 31, 2015 which resulted in minimal changes.

The following table summarizes the purchase price allocation:

(in millions)
Cash	$2.0
Accounts receivable	16.5
Inventory	24.8
Prepaid expenses and other	11.0
Instruments	9.9
Other property, plant and equipment	2.1
Deferred tax liability	(36.8)
Other liabilities assumed	(20.7)
Intangible assets	102.3
Goodwill	39.7

Preliminary purchase price	$150.8

The results of operations of the business have been included subsequent to the October 31, 2013 closing date in the accompanying consolidated financial statements. Acquisition-related costs for the year ended May 31, 2014 were $17.7 million and are recorded in cost of sales and selling, general and administrative expenses. The intangible assets are allocated to core technology, product trade names and customer relationships. The goodwill arising from the acquisition consists largely of the synergies and economies of scale from combining operations as well as the value of the workforce. All of the intangible assets and goodwill were assigned to the spine and bone healing reporting unit. The goodwill value is not expected to be tax deductible.

The amounts of net sales and net loss of Lanx included in the Company’s condensed consolidated statement of operations from the acquisition date of October 31, 2013 to the year ended May 31, 2014 is as follows:

Year Ended
(in millions)	May 31, 2014
Net sales	$41.0
Net income (loss)	$(19.1)

The following pro forma financial information summarizes the combined results of the Company and Lanx, which assumes that they were combined as of the beginning of the Company’s fiscal year 2013.

The unaudited pro forma financial information for the combined entity is as follows:

	Year Ended	Year Ended
(in millions)	May 31, 2014	May 31, 2013
Net sales	$3,262.3	$3,139.6
Net income (loss)	$83.4	$(666.9)

Pro forma adjustments have been made to the historical financial statements to account for those items directly attributable to the transaction and to include only adjustments which have a continuing impact. Pro forma adjustments include the incremental amortization and depreciation of assets of $1.9 million for the year ended May 31, 2014. The pro forma financial statements also reflect the elimination of $17.7 million for the year ended May 31, 2014 of transaction costs directly attributable to the acquisition. Adjustments reflect the elimination of the historical interest expense of Lanx as the transaction was a debt-free transaction. All pro forma adjustments were calculated with no tax impact due to the historical and acquired net operating losses.

2012 Trauma Acquisition

On May 24, 2012, DePuy Orthopaedics, Inc. accepted the Company’s binding offer to purchase certain assets representing substantially all of DePuy’s worldwide trauma business (the “2012 Trauma Acquisition”), which involves researching, developing, manufacturing, marketing, distributing and selling products to treat certain bone fractures or deformities in the human body, including certain intellectual property assets, and to assume certain liabilities, for approximately $280.0 million in cash. The Company acquired the DePuy worldwide trauma business to strengthen its trauma business and to continue to build a stronger presence in the global trauma market. On June 15, 2012, the Company announced the initial closing of the transaction. During the first and second quarters of fiscal year 2013, subsequent closings in various foreign countries occurred on a staggered basis, with the final closing occurring on December 7, 2012.

The acquisition has been accounted for as a business combination. The purchase price was allocated to the acquired assets and liabilities based on the estimated fair value of the acquired assets at the date of acquisition.

The following table summarizes the purchase price allocation:

(in millions)
Inventory	$93.7
Prepaid expenses and other	2.1
Instruments	29.2
Other property, plant and equipment	7.2
Liabilities assumed	(5.6)
Intangible assets	141.5
Goodwill	11.9

Purchase price	$280.0

The results of operations of the business have been included subsequent to the respective country closing dates in the accompanying consolidated financial statements. Acquisition-related costs for the year ended May 31, 2013 were $12.2 million and are recorded in cost of sales and selling, general and administrative expenses. The goodwill value is not tax deductible.

The pro forma information required under Accounting Standards Codification 805 is impracticable to include due to different fiscal year ends and individual country closings.

Note 4—Inventories.

Inventories are stated at the lower of cost or market, with cost determined under the first-in, first-out method. The Company reviews inventory on hand and writes down excess and slow-moving inventory based on an assessment of future demand and historical experience. Inventories consisted of the following:

(in millions)	May 31, 2015	May 31, 2014
Raw materials	$82.1	$83.1
Work-in-process	42.5	54.4
Finished goods	576.7	555.9

Inventories	$701.3	$693.4

Note 5—Property, Plant and Equipment.

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the asset. Related maintenance and repairs are expensed as incurred.

The Company reviews property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows relating to the asset, or asset group, are less than its carrying value, with the amount of the loss equal to the excess of carrying value of the asset, or asset group, over the estimated fair value.

Useful lives by major product category consisted of the following:

Useful life
Land improvements	20 years
Buildings and leasehold improvements	30 years
Machinery and equipment	5-10 years
Instruments	4 years

Property, plant and equipment consisted of the following:

(in millions)	May 31, 2015	May 31, 2014
Land and land improvements	$39.5	$40.8
Buildings and leasehold improvements	120.3	126.8
Machinery and equipment	440.2	414.5
Instruments	782.5	791.9
Construction in progress	24.5	47.9

Total property, plant and equipment	1,407.0	1,421.9
Accumulated depreciation	(713.7)	(705.9)

Total property, plant and equipment, net	$693.3	$716.0

The Company recorded depreciation expense of $196.6 million, $202.9 million, and $181.6 million for the years ended May 31, 2015, 2014 and 2013, respectively.

Note 6—Investments

At May 31, 2015, the Company held investment securities of $4.2 million consisting of various strategic investments, investment securities, and a EUR fixed deposit instrument.

In the year ended May 31, 2015, the Company recorded income on the sale of investments of $2.9 million for the sale of a federal prime obligation, and eliminated a collateral requirement for a cash inflow totaling $9.6 million.

At May 31, 2014, the Company’s investment securities were classified as follows:

		Unrealized
(in millions)	Amortized Cost	Gains	Losses	Fair Value
Available-for-sale:
Equity securities	$0.2	$0.6	$(0.3)	$0.5
Time deposit	10.2	—	—	10.2

Total available-for-sale investments	$10.4	$0.6	$(0.3)	$10.7

		Realized
(in millions)	Amortized Cost	Gains	Losses	Fair Value
Trading:
Equity securities	$1.6	$0.3	$(0.1)	$1.8

Total trading investments	$1.6	$0.3	$(0.1)	$1.8

The Company reviews impairments to investment securities quarterly to determine if the impairment is “temporary” or “other-than-temporary.” The Company reviews several factors to determine whether losses are other- than-temporary, including but not limited to (1) the length of time each security was in an unrealized loss position, (2) the extent to which fair value was less than cost, (3) the financial condition and near-term prospects of the issuer, and (4) the Company’s intent and ability to hold each security for a period of time sufficient to allow for any anticipated recovery in fair value.

Investment Income Availability:

(in millions)	Year Ended May 31, 2015	Year Ended May 31, 2014	Year Ended May 31, 2013
Interest income	$0.7	$1.2	$0.1
Dividend income	—	—	0.2
Net realized gains	2.9	6.6	0.2

Total investment income	$3.6	$7.8	$0.5

Note 7—Goodwill and Other Intangible Assets.

The Company evaluates goodwill for impairment at the reporting unit level. The reporting units are based on the Company’s current administrative organizational structure and the availability of discrete financial information.

Fiscal Year 2013 Impairment Charges

During fiscal year 2013, the Company recorded a $240.0 million goodwill asset impairment charge related to its Europe reporting unit, primarily related to the impact of continued austerity measures on procedural volumes and pricing in certain European countries when compared to the Company’s prior projections used to establish the fair value of goodwill.

During fiscal year 2013, the Company finalized a $327.4 million goodwill and definite and indefinite-lived intangible assets impairment charge related to its dental reconstructive reporting unit, primarily due to declining industry market growth rates in certain European and Asia Pacific markets and corresponding unfavorable margin trends, when compared to the Company’s prior projections used to establish the fair value of goodwill and intangible assets. The impairment charge was a result of the finalization of the Company’s preliminary impairment work as of November 30, 2012.

The Company used the income approach, specifically the discounted cash flow method, to determine the fair value of the dental reconstructive and Europe reporting units, or Impaired Reporting Units, and the associated amount of the impairment charges. This approach calculates fair value by estimating the after-tax cash flows attributable to a reporting unit and then discounting these after-tax cash flows to a present value using a risk-adjusted discount rate. This methodology is consistent with how the Company estimates the fair value of its reporting units during its annual goodwill and indefinite lived intangible asset impairment tests. In applying the income approach to calculate the fair value of the Impaired Reporting Units, the Company used assumptions about future revenue contributions and cost structures. In addition, the application of the income approach for both goodwill and intangibles requires judgment in determining a risk-adjusted discount rate at the reporting unit level. The Company based this determination on estimates of the weighted-average costs of capital of market participants. The Company performed a peer company analysis and considered the industry the weighted-average return on debt and equity from a market participant perspective.

To calculate the amount of the impairment charge related to the Impaired Reporting Units, the Company allocated the reporting unit’s fair value to all of its assets and liabilities, including certain unrecognized intangible assets, in order to determine the implied fair value of goodwill. This allocation process required judgment and the use of additional valuation assumptions in deriving the individual fair values of the Company’s Impaired Reporting Unit’s assets and liabilities as if the reporting units had been acquired in a business combination.

The Company determines the fair value of intangible assets using an income based approach to determine the fair value. The approach calculates fair value by estimating the after-tax cash flows attributable to the asset and then discounting these after-tax cash flows to a present value using a risk-adjusted discount rate. The calculated fair value is compared to the carrying value to determine if any impairment exists.

During 2015, we adopted the provisions of ASU 2011-08, which simplifies the periodic testing of goodwill for impairment. This guidance allows companies to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test required under previous accounting standards. For purposes of our goodwill impairment test as of March 31, 2015, the Company considered various qualitative factors including macroeconomic conditions, relevant industry and market trends for each of the six reporting units, and other entity-specific events that could indicate a potential change in the fair value of our reporting units or the composition of their carrying values. Based on our assessment of these qualitative factors, we determined that it is more likely than not that the fair value of any of our reporting units exceeds their respective carrying values. As such, no additional quantitative analysis was performed. The Company performed its annual assessment of impairments as of March 31, 2014 for all six reporting units. All reporting units passed step one in fiscal year 2014.

The estimates and assumptions underlying the fair value calculations used in the Company’s annual impairment tests are uncertain by their nature and can vary significantly from actual results. Factors that management must estimate include, but are not limited to, industry and market conditions, sales volume and pricing, raw material costs, capital expenditures, working capital changes, cost of capital, royalty rates and tax rates. These factors are especially difficult to predict when global financial markets are volatile. The estimates and assumptions used in its impairment tests are consistent with those the Company use in its internal planning. These estimates and assumptions may change from period to period. If the Company uses different estimates and assumptions in the future, future impairment charges may occur and could be material.

The Company uses an accelerated method for amortizing customer relationship intangibles, as the value for those relationships is greater at the beginning of their life. The accelerated method was calculated using historical customer attrition rates. The remaining finite-lived intangibles are amortized on a straight line basis. The decrease in the net intangible asset balance is primarily due to foreign currency movements and amortization.

The following tables summarize the changes in the carrying amount of goodwill:

Changes in Carrying Amounts:

(in millions)	May 31, 2015	May 31, 2014	May 31, 2013
Beginning of period	$3,634.4	$3,600.9	$4,114.4
Goodwill acquired	(2.7)	42.4	11.9
Currency translation	(97.5)	(8.9)	(52.4)
Impairment charge	—	—	(473.0)

End of period	$3,534.2	$3,634.4	$3,600.9

(in millions)	May 31, 2015	May 31, 2014	May 31, 2013
Gross carrying amount	$5,217.5	$5,317.7	$5,284.2
Accumulated impairment losses	(1,683.3)	(1,683.3)	(1,683.3)

Net carrying amount	$3,534.2	$3,634.4	$3,600.9

Intangible assets consist of the following at May 31, 2015 and 2014:

	May 31, 2015
(in millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Core technology	$1,678.8	$(646.7)	$1,032.1
Completed technology	642.5	(305.6)	336.9
Product trade names	196.2	(82.8)	113.4
Customer relationships	2,295.1	(1,070.7)	1,224.4
Non-compete contracts	13.8	(13.8)	—

Sub-total	4,826.4	(2,119.6)	2,706.8
Corporate trade names	289.1	—	289.1

Total	$5,115.5	$(2,119.6)	$2,995.9

	May 31, 2014
(in millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Core technology	$1,737.0	$(571.4)	$1,165.6
Completed technology	669.5	(262.8)	406.7
Product trade names	207.3	(77.8)	129.5
Customer relationships	2,362.9	(958.5)	1,404.4
Non-compete contracts	4.9	(4.6)	0.3

Sub-total	4,981.6	(1,875.1)	3,106.5
Corporate trade names	308.6	—	308.6

Total	$5,290.2	$(1,875.1)	$3,415.1

The weighted average useful life of the intangibles at May 31, 2015 is as follows:

Weighted Average
Useful Life
Core technology	15 Years
Completed technology	9 Years
Product trade names	13 Years
Customer relationships	14 Years
Non-compete contracts	1 Year
Corporate trade names	Indefinite life

Expected amortization expense, for the intangible assets stated above, for the years ending May 31, 2016 through 2020 is $273.7 million, $270.0 million, $252.6 million, $246.6 million, and $241.1 million respectively.

Note 8—Debt.

The senior secured credit facilities and all of the notes are guaranteed by Biomet, Inc., and subject to certain exceptions, each of its existing and future wholly-owned domestic subsidiaries. The asset-based revolving credit facility is guaranteed by the Company and secured, subject to certain exceptions, by a first-priority security interest in substantially all of the Company’s assets and the assets of subsidiary borrowers that consist of all accounts receivable, inventory, cash, deposit accounts, and certain intangible assets. The facilities and notes bear interest at the rates set forth below. Interest is payable in cash. The terms and carrying value of each debt instrument at May 31, 2015 and 2014 is set forth below:

(U.S. dollars and euros in millions)	Maturity Date	Interest Rate	Currency	May 31, 2015	May 31, 2014
Debt Instruments
European facility	No Maturity Date	Interest Free	EUR	€0	€0
				$—	$—
China facility	January 16, 2016	LIBOR + 2.10%	USD	$—	$—
Term loan facility B	March 25, 2015	LIBOR + 3.00%	USD	$—	$103.3
Term loan facility B-1	July 25, 2017	LIBOR + 3.50%	USD	$2,772.2	$2,959.6
Term loan facility B	March 25, 2015	LIBOR + 3.00%	EUR	€0	€0
				$—	$—
Term loan facility B-1	July 25, 2017	LIBOR + 4.00%	EUR	€0	€0
				$—	$—
Cash flow revolving credit facility	April 25, 2017	LIBOR + 3.50%	USD	$—	$—
Asset-based revolving credit facility	July 25, 2017	LIBOR + 2.00%	USD	$185.0	$—
Senior notes	August 1, 2020	6.50%	USD	$1,825.0	$1,825.0
Senior subordinated notes	October 1, 2020	6.50%	USD	$800.0	$800.0
Premium on notes				$27.2	$32.5

Total debt				$5,609.4	$5,720.4

The Company has the option to choose the frequency with which it resets and pays interest on its term loans. The Company currently pays interest on the majority of its term loans and interest rate swaps each month. The remaining term loan and swap interest is paid quarterly. Interest on the 6.500% senior notes due 2020 is paid semiannually in February and August. Interest on the 6.500% senior subordinated notes due 2020 is paid semiannually in April and October.

The Company currently elects to use 1-month LIBOR for setting the interest rates on its U.S. dollar-denominated term loans. The 1-month LIBOR rate for the majority of the U.S. dollar-denominated term loan and asset-based revolver as of May 31, 2015 was 0.18%.

The Company’s term loan facilities require payments each year in an amount equal to (x) 0.25% of the product of (i) the aggregate principal amount of all dollar-denominated term loans outstanding under the original credit agreement on the closing date multiplied by (ii) a fraction, the numerator of which is the aggregate principal amount of dollar-denominated term B loans outstanding on August 2, 2012 (after giving effect to certain conversions to occur on or after August 2, 2012 pursuant to the amended and restated credit agreement) and the denominator of which is the aggregate principal amount of all outstanding term loans on August 2, 2012 and (y) 0.25% of the aggregate principal amount of all outstanding dollar-denominated term B-1 loans, in each case in equal calendar quarterly installments until maturity of the loan and after giving effect to the application of any prepayments. The cash flow and asset-based revolving credit facilities and the notes do not have terms for mandatory principal paydowns.

The Company’s revolving borrowing base available under all debt facilities at May 31, 2015 was $481.7 million, which is net of the borrowing base limitations relating to the asset-based revolving credit facility and outstanding balances of $185.0 million under the asset based revolving credit facility.

As of May 31, 2015, $54.6 million of financing fees related to the Company’s credit agreement and refinancing referenced below remain in long-term assets and continue to be amortized through interest expense over the remaining life of the credit agreement and new debt instruments.

Each of Biomet, Inc.’s existing wholly owned domestic subsidiaries fully, unconditionally, jointly, and severally guarantee the 6.500% senior notes due 2020 on a senior unsecured basis and the 6.500% senior subordinated notes due 2020 on a senior subordinated unsecured basis, in each case to the extent such subsidiaries guarantee Biomet, Inc.’s senior secured credit facilities. LVB Acquisition, Inc. is neither an issuer nor guarantor of the notes described within this footnote.

Notes Offerings and Concurrent Tender Offers

On August 8, 2012, Biomet completed its offering of $1,000.0 million aggregate principal amount of new 6.500% senior notes due 2020. Biomet used the net proceeds of that offering to fund a tender offer for any and all of its outstanding 103/8% / 11 1/8% senior PIK toggle notes due 2017 (“Senior Toggle Notes”) including related fees and expenses, to redeem the remaining Senior Toggle Notes not tendered in the tender offer and to redeem $140.0 million aggregate principal amount of the 11 5/8% senior subordinated notes due 2017 (“11 5/8% Senior Subordinated Notes”). Approximately 70% of the Senior Toggle Notes were tendered in August 2012. The remaining Senior Toggle Notes and $140.0 million aggregate principal amount of the 11 5/8% Senior Subordinated Notes were redeemed in September 2012.

On October 2, 2012, Biomet, Inc. completed its offering of $825.0 million aggregate principal amount of 6.500% senior notes due 2020 as part of a further issuance of 6.500% senior notes due 2020. The Company used the net proceeds of this offering to fund a tender offer for any and all of its 10% senior notes due 2017 (“10% Senior Notes”), including related fees and expenses and to redeem 10% Senior Notes not accepted for purchase in such tender offer. Concurrently with this offering, Biomet also completed an offering of $800.0 million aggregate principal amount of 6.500% senior subordinated notes due 2020. Biomet used the net proceeds of the subordinated notes offering together with cash on hand, to fund a tender offer for up to $800.0 million aggregate principal amount of its 11 5/8% Senior Subordinated Notes, including related fees and expenses and to redeem 11 5/8% Senior Subordinated Notes not accepted for purchase in such tender offer, $343.4 million in aggregate principal amount of 10% Senior Notes, or approximately 45.12% of the 10% Senior Notes outstanding, were validly tendered and not withdrawn, and $384.2 million aggregate principal amount of 11 5/8% Senior Subordinated Notes, or approximately 43.91% of the 11 5/8% Senior Subordinated Notes outstanding, were validly tendered and not withdrawn, in each case as of the early tender deadline of October 1, 2012. On November 1, 2012, Biomet redeemed and retired all outstanding 10% Senior Notes and 11 5/8% Senior Subordinated Notes not accepted for purchase in the tender offer using cash on hand and asset-based revolver proceeds.

The Company recorded a loss on the retirement of bonds of $155.2 million during the year ended May 31, 2013 in other (income) expense, related to the tender/retirement of the Senior Toggle Notes, 10% Senior Notes and 11 5/8% Senior Subordinated Notes. The Company wrote off deferred financing fees related to the tender/retirement of the Senior Toggle Notes, 10% Senior Notes and 11 5/8% Senior Subordinated Notes described above and the replacement of the existing cash flow revolvers, asset-based revolver and term loans described below of $17.1 million during the year ended May 31, 2013, in other (income) expense.

Amendment and Restatement Agreement-Senior Secured Credit Facilities

On August 2, 2012, Biomet entered into an amendment and restatement agreement that amended its existing senior secured credit facilities. The amendment (i) extended the maturing of approximately $1,007.2 million of its U.S. dollar-denominated term loans and approximately €631.3 million of its euro-denominated term loans under the credit facility to July 25, 2017 and (ii) refinanced and replaced the then-existing alternative currency revolving credit commitments under the credit facility with a new class of alternative currency revolving credit commitments in an aggregate amount of $165.0 million and refinanced and replaced the then-existing U.S. dollar revolving credit commitments under the credit facility with a new class of U.S. dollar-denominated revolving credit commitments in an aggregate amount of $165.0 million. The new revolving credit commitments mature on April 25, 2017.

Joinder Agreement

On October 4, 2012, LVB, Biomet and certain subsidiaries of Biomet entered into a joinder agreement (the “Joinder”) with Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, each lender from time to time party thereto and each of the other parties identified as an “Extending Term Lender.” The Joinder was entered into pursuant to its credit agreement, dated as of September 25, 2007, as amended and restated by the amendment and restatement agreement dated as of August 2, 2012 (the “Amendment”), by and among Biomet, LVB, certain subsidiaries of Biomet, Bank of America, N.A. and each lender from time to time party thereto.

By entering into the Joinder, the joining lenders agreed to extend the maturity of (i) approximately $392.7 million of Biomet’s U.S. dollar-denominated term loans and (ii) approximately €32.9 million of Biomet’s euro-denominated term loans, to July 25, 2017. The term loans extended pursuant to the Joinder are on terms identical to the terms loans that were extended pursuant to the Amendment. The remaining term loans of the lenders who have not elected to extend their loans will mature on March 25, 2015.

Refinancing of Asset-Based Revolving Credit Facility

On November 14, 2012, Biomet replaced and refinanced its asset-based revolving credit facility with a new asset-based revolving credit facility that has a U.S. tranche of up to $400.0 million and a European borrower tranche denominated in euros of up to the euro-equivalent of $100.0 million. The European borrower tranche is secured by certain foreign assets of European subsidiary borrowers and the U.S. borrowers under the U.S. tranche guarantee the obligations of any such European subsidiary borrowers (and such guarantees are secured by the current assets collateral that secures the direct obligations of such U.S. borrowers under such U.S. tranche). On May 31, 2014, the European borrower tranche was closed at the discretion of the Company.

Refinancing of U.S. dollar-denominated Term Loan

On December 27, 2012, Biomet completed a $730.0 million add-on to the extended U.S. dollar-denominated term loan. The proceeds from the add-on were used to refinance the non-extended U.S. dollar-denominated term B loan, which was net of fees associated with the add-on closing. The terms of the add-on are consistent with the terms in the Amendment and Restatement Agreement-Senior Secured Credit Facilities explanation above.

Retirement of euro-denominated Term Loan and Repricing of U.S. dollar-denominated Term B-1 Loan

On September 10, 2013, Biomet retired €167.3 million ($221.4 million) principal amount of its euro-denominated term loan using cash on hand. On September 25, 2013, Biomet completed an $870.5 million U.S. dollar-denominated term loan offering, the proceeds of which were used to retire the remaining euro-denominated term loan principal balance of €657.7 million ($870.2 million). Concurrently with the new $870.5 million U.S. dollar-denominated term loan offering, Biomet also completed a repricing of its existing $2,111.4 million extended U.S. dollar-denominated term loan to LIBOR + 3.50%. The terms of the new term loan are consistent with the existing extended U.S. dollar-denominated term loan.

The Company currently is restricted in its ability to pay dividends under various covenants of its debt agreements, including its credit facilities and the indentures governing its notes. The Company does not expect for the foreseeable future to pay dividends on its common stock, and did not during fiscal 2015, 2014, or 2013.

Subsequent Event

In connection with the completion of the Zimmer merger discussed in Note 1- all outstanding debt balances and related accrued interest have been paid off in full prior to the issuance of these financial statements.

Note 9—Fair Value Measurements.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Fair value measurements are principally applied to (1) financial assets and liabilities such as marketable equity securities and debt securities, (2) investments in equity and other securities and (3) derivative instruments consisting of interest rate swaps. These items are marked-to-market at each reporting period to fair value. The information in the following paragraphs and tables primarily addresses matters relative to these financial assets and liabilities.

•	Level 1—Inputs are quoted prices in active markets for identical assets or liabilities. The Company’s Level 1 assets include money market investments and marketable equity securities.

•	Level 2—Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly. The Company’s Level 2 assets and liabilities primarily include time deposits, interest rate swaps, pension plan assets (equity securities, debt securities and other) and foreign currency exchange contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data.

•	Level 3—Inputs are unobservable for the asset or liability. The Company’s Level 3 assets include other equity investments. See the section below titled Level 3 Valuation Techniques for further discussion of how the Company determines fair value for investments classified as Level 3.

The following table provides information by level for assets and liabilities that are measured at fair value on a recurring basis at May 31, 2015 and 2014:

	Fair Value at	Fair Value Measurement Using Inputs Considered as
(in millions)	May 31, 2015	Level 1	Level 2	Level 3
Assets:
Money market funds	$324.5	$324.5	$—	$—
Time deposits	3.7	—	3.7	—
Pension plan assets	148.0	—	148.0	—
Foreign currency exchange contracts	—	—	—	—
Equity securities	0.5	0.3	—	0.2

Total assets	$476.7	$324.8	$151.7	$0.2

Liabilities:
Interest rate swaps	$13.8	$—	$13.8	$—
Foreign currency exchange contracts	—	—	—	—

Total liabilities	$13.8	$—	$13.8	$—

	Fair Value at	Fair Value Measurement Using Inputs Considered as
(in millions)	May 31, 2014	Level 1	Level 2	Level 3
Assets:
Money market funds	$145.0	$145.0	$—	$—
Time deposits	25.8	—	25.8	—
Pension plan assets	147.5	—	132.5	15
Foreign currency exchange contracts	1.1	—	1.1	—
Equity securities	0.5	0.3	—	0.2

Total assets	$319.9	$145.3	$159.4	$15.2

Liabilities:
Interest rate swaps	$20.2	$—	$20.2	$—
Foreign currency exchange contracts	1.3	—	1.3	—

Total liabilities	$21.5	$—	$21.5	$—

Level 3 Valuation Techniques

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial assets also include certain investment securities for which there is limited market activity where the determination of fair value requires significant judgment or estimation. Level 3 investment securities primarily include other equity investments for which there was a decrease in the observation of market pricing. These securities were valued primarily using internal cash flow valuation that incorporates transaction details such as contractual terms, maturity, timing and amount of future cash flows, as well as assumptions about liquidity and credit valuation adjustments of marketplace participants.

The estimated fair value of the Company’s long-term debt, including the current portion, at May 31, 2015 and 2014 was $5,724.2 million and $5,912.9 million, respectively, compared to carrying values of $5,609.4 million and $5,720.4 million, respectively. The fair value of the Company’s traded debt is considered Level 3 and was estimated using quoted market prices for the same or similar instruments, among other inputs. The fair value of the Company’s variable rate term debt was estimated using Bloomberg composite quotes. In determining the fair values and carrying values, the Company considers the terms of the related debt and excludes the impacts of debt discounts and interest rate swaps.

Assets and Liabilities that are Measured at Fair Value on a Nonrecurring Basis

During the year ended May 31, 2013, the Company measured nonfinancial long-lived assets and liabilities at fair value in conjunction with the impairments of the spine & bone healing, dental and Europe reporting units. The Company used the income approach to measure the fair value of the reporting unit and related intangible assets. See Note 7 for a full description of key assumptions. The inputs used in the impairment fair value analysis fall within Level 3 due to the significant unobservable inputs used to determine fair value. During the years ended May 31, 2014 and 2015, the Company had no significant measurements of assets or liabilities at fair value on a nonrecurring basis subsequent to their initial recognition.

Note 10—Derivative Instruments and Hedging Activities.

The Company is exposed to certain market risks relating to its ongoing business operations, including foreign currency risk, interest rate risk and commodity price risk. The Company currently manages foreign currency risk and interest rate risk through the use of derivatives.

Derivatives Designated as Hedging Instruments

Foreign Currency Instruments—Certain assets, liabilities and forecasted transactions are exposed to foreign currency risk, primarily the fluctuation of the U.S. dollar against the euro. The Company has hedged a portion of its net investment in its European subsidiaries with the issuance of a €875.0 million (approximately $1,207.4 million at September 25, 2007) principal amount euro term loan on September 25, 2007. Effective September 25, 2013, with the retirement of the euro-denominated term loan discussed in Note 7, the Company no longer has a net investment hedge related to its European subsidiaries. Hedge effectiveness is tested quarterly to determine whether hedge treatment is still appropriate. The Company tests effectiveness on this net investment hedge by determining if the net investment in its European subsidiaries is greater than the outstanding euro-denominated debt balance. Any amount of a derivative instrument designated as a hedge determined to be ineffective is recorded as other (income) expense.

Interest Rate Instruments—The Company uses interest rate swap agreements (cash flow hedges) in both U.S. dollars and euros as a means of fixing the interest rate on portions of its floating-rate debt instruments. As of May 31, 2015, the Company had swap liabilities of $13.6 million, which consisted of $7.1 million short-term, and $6.7 million long-term, partially offset by a $0.2 million credit valuation adjustment. As of May 31, 2014, the Company had swap liabilities of $20.2 million, which consisted of $8.8 million short-term, and $11.6 million long-term, partially offset by a $0.2 million credit valuation adjustment.

The table below summarizes existing swap agreements at May 31, 2015 and 2014:

(in millions) Structure	Currency	Notional Amount	Effective Date	Termination Date	Fair Value at May 31, 2015 Asset (Liability)	Fair Value at May 31, 2014 Asset (Liability)
5 years	USD	$195.0	September 25, 2009	September 25, 2014	$—	$(1.7)
2 years	USD	190.0	March 25, 2013	March 25, 2015	—	(1.0)
3 years	USD	270.0	December 27, 2013	September 25, 2016	(3.6)	(5.8)
5 years	USD	350.0	September 25, 2012	September 25, 2017	(5.1)	(6.0)
5 years	USD	350.0	September 25, 2012	September 25, 2017	(5.1)	(5.9)
Credit valuation adjustment					0.2	0.2

Total interest rate instruments					$(13.6)	$(20.2)

The interest rate swaps are recorded in other accrued expenses and other long-term liabilities. As a result of cash flow hedge treatment being applied, all unrealized gains and losses related to the derivative instruments are recorded in accumulated other comprehensive income (loss). Hedge effectiveness is tested quarterly to determine if hedge treatment is still appropriate. The tables below summarize the effective portion and ineffective portion of the Company’s interest rate swaps before tax for the year ended May 31, 2015, 2014, and 2013:

(in millions)
Derivatives in cash flow hedging relationship	May 31, 2015	May 31, 2014	May 31, 2013
Interest rate swaps:
Amount of gain (loss) recognized in OCI	$6.6	$34.0	$22.0
Amount of (gain) loss reclassified from accumulated OCI into interest expense (effective portion)	15.3	25.3	49.5
Amount of (gain) loss recognized in other income (expense) (ineffective portion and amount excluded from effectiveness testing)	—	21.8	—

As of May 31, 2015, the effective interest rate, including the applicable lending margin, on 34.99% ($970.0 million) of the outstanding principal of the Company’s U.S. dollar term loan was fixed at 4.93% through the use of interest rate swaps. The remaining unhedged balances of the U.S. dollar term loans had effective interest rates of 3.68%.

Derivatives Not Designated as Hedging Instruments

Foreign Currency Instruments—The Company faces transactional currency exposures that arise when it or its foreign subsidiaries enter into transactions, primarily on an intercompany basis, denominated in currencies other than their functional currency. The Company may enter into short-term forward currency exchange contracts in order to mitigate the currency exposure related to these intercompany payables and receivables arising from intercompany trade. The Company does not designate these contracts as hedges; therefore, all forward currency exchange contracts are recorded at their fair value each period, with the resulting gains and losses recorded in other (income) expense. Any foreign currency remeasurement gains or losses recognized in a period are generally offset with gains or losses on the forward currency exchange contracts. As of May 31, 2014, the fair value of the Company’s derivatives not designated as hedging instruments on a gross basis were assets of $1.1 million recorded in prepaid expenses and other, and liabilities of $1.3 million recorded in other accrued expenses. The Company did not have any outstanding instruments at May 31, 2015.

Note 11—Retirement and Pension Plans.

The Company has a defined contribution profit sharing plan which covers substantially all of the employees, or team members, within the continental U.S. and allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. The Company currently matches 100% of the team member’s contribution, up to a maximum amount equal to 6% of the team member’s compensation. The amounts expensed under this profit sharing plan for the years ended May 31, 2015, 2014, and 2013 was $11.8 million, $13.6 million, and $12.7 million, respectively.

The Company sponsors various retirement and pension plans, including defined benefit plans, for some of its foreign operations. Many foreign employees are covered by government sponsored programs for which the direct cost to the Company is not significant. Retirement plan benefits are primarily based on the employee’s compensation during the last several years before retirement and the employee’s number of years of service for the Company.

Some foreign subsidiaries have plans under which funds are deposited with trustees, annuities are purchased under group contracts or reserves are provided. The Company used May 31 as the measurement date for the foreign pension plans.

Net periodic benefit costs for the Company’s defined benefit plans include the following components:

(in millions)	Year Ended May 31, 2015	Year Ended May 31, 2014	Year Ended May 31, 2013
Net periodic benefit costs:
Service costs	$2.2	$5.0	$2.9
Interest costs	6.5	6.9	6.1
Expected return on plan assets	(5.8)	(6.9)	(5.1)
Recognized actuarial losses	2.1	1.5	2.7

Net periodic benefit costs:	$5.0	$6.5	$6.6

The following table sets forth information related to the benefit obligation and the fair value of plan assets at May 31, 2015 and 2014 for the Company’s defined benefit retirement plans. The Company maintains no post-retirement medical or other post-retirement plans in the United States.

(in millions)	May 31, 2015	May 31, 2014
Change in Benefit Obligation
Projected benefit obligation—beginning of year	$177.3	$167.5
Service costs	2.2	5.0
Interest costs	6.5	6.9
Plan participant contribution	—	—
Actuarial (gains)/losses	21.6	9.0
Benefits paid from plan	(5.2)	(5.9)
Plan amendments	—	(0.5)
Plan settlements	—	3.6
Net transfer in (out)	—	(23.2)
Effect of exchange rates	(21.0)	14.9

Projected benefit obligation—end of year	$181.4	$177.3

Accumulated benefit obligation	$173.9	$168.3

Change in Plan Assets
Plan assets at fair value—beginning of year	147.5	137.6
Actual return on plan assets	19.0	11.1
Company contribution	2.4	9.1
Plan participant contribution	—	—
Benefits paid from plan	(5.0)	(5.9)
Plan settlements	—	(0.5)
Net transfer in (out)	—	(16.7)
Effect of exchange rates	(15.9)	12.8

Plan assets at fair value—end of year	$148.0	$147.5

Unfunded status at end of year	$33.4	$29.8

Amounts recognized in the Company’s consolidated balance sheets consist of the following:

(in millions)	May 31, 2015	May 31, 2014
Deferred income tax asset	$9.7	$9.8
Employee related obligations	33.4	29.8
Other comprehensive income (loss)	(8.5)	(11.0)

The weighted-average assumptions in the following table represent the rates used to develop the actuarial present value of the projected benefit obligation for periods presented and also the net periodic benefit cost for the following years.

	Year Ended May 31, 2015	Year Ended May 31, 2014	Year Ended May 31, 2013
Discount rate	4.79%	4.11%	4.00%
Expected long-term rate of return on plan assets	5.36%	4.22%	4.20%
Rate increase in compensation levels	2.91%	2.85%	2.70%

The projected future benefit payments from the Company’s defined benefit retirement plans are $3.9 million for fiscal 2016, $4.2 million for fiscal 2017, $4.3 million for fiscal 2018, $4.5 million for fiscal 2019, $4.6 million for fiscal 2020 and $26.2 million for fiscal 2021 to 2025. The Company expects to pay $3.9 million into the plans during fiscal 2016. In certain countries, the funding of pension plans is not a common practice. Consequently, the Company has several pension plans which are not funded. The company paid $5.2 million of benefits from the plan during fiscal 2015.

The Company’s retirement plan asset allocation at May 31, 2015 was 73% to debt securities, 10% to equity securities, and 17% to other. The Company’s retirement plan asset allocation at May 31, 2014 was 47% to debt securities, 30% to equity securities, and 23% to other.

Strategic asset allocations are determined by country, based on the nature of the liabilities and considering demographic composition of the plan participants (average age, years of service and active versus retiree status). The Company’s plans are considered non-mature plans and the long-term strategic asset allocations are consistent with these types of plans. Emphasis is placed on diversifying on a broad basis combined with currency matching the fixed income assets.

Note 12—Accumulated Other Comprehensive Income (Loss).

Accumulated other comprehensive income (loss) includes currency translation adjustments, certain derivative-related activity, changes in the value of available-for-sale investments and changes in pension assets. The Company generally deems its foreign investments to be essentially indefinite in nature and does not provide for taxes on currency translation adjustments arising from translating the investment in a foreign currency to U.S. dollars. When the Company determines that a foreign investment is no longer indefinite in nature, estimated taxes are provided for the related deferred tax liability (asset), if any, resulting from currency translation adjustments.

Accumulated other comprehensive income (loss) and the related components, net of tax, are included in the table below:

				Unrealized gain	Accumulated
	Unrecognized	Foreign currency	Unrealized gain	(loss) on	other
	actuarial	translation	(loss) on interest	available-for-sale	comprehensive
(in millions)	gain (loss)	adjustments	rate swaps	securities	income (loss)
May 31, 2013	$(10.0)	$41.4	$(34.2)	$2.8	$0.0
OCI before reclassifications	(1.0)	27.5	5.9	(2.8)	29.6
Reclassifications	—	—	16.0	—	16.0

May 31, 2014	(11.0)	68.9	(12.3)	—	45.6
OCI before reclassifications	2.5	(374.9)	(6.2)	(0.3)	(378.9)
Reclassifications	—	—	9.6	—	9.6

May 31, 2015	$(8.5)	$(306.0)	$(8.9)	$(0.3)	$(323.7)

Reclassifications adjustments from OCI are included in the table below:

	Year Ended May 31,	Year Ended May 31,	Year Ended May 31,	Location on Statement
(in millions)	2015	2014	2013	of Operations
Interest rate swaps	$15.3	$25.3	$49.5	Interest expense

The tax effects in other comprehensive income (loss) are included in the tables below:

	Year Ended May 31, 2015
(in millions)	Before Tax	Tax	Net of Tax
Unrecognized actuarial gain (loss)	$1.4	$1.0	$2.5
Foreign currency translation adjustments	(436.9)	62.0	(374.9)
Unrealized gain (loss) on interest rate swaps	(8.5)	2.4	(6.2)
Reclassifications on interest rate swaps	15.3	(5.6)	9.6
Unrealized gain (loss) on available-for-sale securities	(0.3)	—	(0.3)

Other comprehensive income (loss):	$(429.0)	$59.8	$(369.3)

	Year Ended May 31, 2014
(in millions)	Before Tax	Tax	Net of Tax
Unrecognized actuarial gain (loss)	$11.7	$(12.7)	$(1.0)
Foreign currency translation adjustments	28.1	(0.5)	27.5
Unrealized gain (loss) on interest rate swaps	8.7	(2.8)	5.9
Reclassifications on interest rate swaps	25.3	(9.3)	16.0
Unrealized gain (loss) on available-for-sale securities	(2.8)	—	(2.8)

Other comprehensive income (loss):	$71.0	$(25.3)	$45.6

	Year Ended May 31, 2013
(in millions)	Before Tax	Tax	Net of Tax
Unrecognized actuarial gain (loss)	$(7.1)	$0.1	$(7.0)
Foreign currency translation adjustments	(135.0)	2.4	(132.6)
Unrealized gain (loss) on interest rate swaps	(27.6)	9.5	(18.1)
Reclassifications on interest rate swaps	49.5	(18.3)	31.2
Unrealized gain (loss) on available-for-sale securities	3.4	(0.1)	3.3

Other comprehensive income (loss):	$(116.8)	$(6.4)	$(123.2)

Note 13—Share-based Compensation and Stock Plans.

The Company expenses all share-based payments to employees and non-employee distributors, including stock options, leveraged share awards and restricted stock units (“RSUs”), based on the grant date fair value over the required award service period using the graded vesting attribution method. As the Company’s common stock is not currently traded on a national securities exchange, the fair market value of the Company’s common shares is determined by the Compensation Committee. For awards with a performance vesting condition, the Company recognizes expense when the performance condition is considered probable to occur. Share-based compensation expense recognized for the years ended May 31, 2015, 2014, and 2013 was $16.9 million, $18.2 million, and $38.3 million, respectively.

On July 2, 2012, LVB launched a tender offer to eligible employees to exchange all of the stock options and RSUs held by such employees for new stock options and RSUs. Following the expiration of the tender offer on July 30, 2012, LVB accepted for exchange eligible options to purchase an aggregate of 29,821,500 shares of common stock of LVB and eligible RSUs underlying an aggregate of 3,665,000 shares of common stock of LVB. In accordance with the terms and conditions of the tender offer, on July 31, 2012, LVB granted 29,821,500 new options and 10,795,000 new RSUs in exchange for the cancellation of such tendered options and RSUs.

The objective of the tender offer was to provide employees who elected to participate with new options and new RSUs, the terms of which preserve the original incentive effect of the Company’s equity incentive programs in light of market and industry-wide economic conditions. The terms of the new stock options differed in respect to the tendered options principally with respect to:

•	Exercise Price—The exercise price for the new stock options was lowered to the then current fair value of $7.88 per share.

•	Vesting Periods—All prior options that were vested as of the completion date of the tender offer remain vested. All time-vesting options which were unvested as of the completion date of the tender offer will continue to vest on the same schedule on which they were originally granted. All unvested replacement extended time vesting options and modified performance options will vest on a schedule which is generally two years longer than the original vesting schedule, but in no case past 2017.

•	Performance Vesting Threshold—The new modified performance options will vest over the new vesting period if, as of the end of the Company’s most recent fiscal year ending on or prior to such vesting date, Biomet, Inc. has achieved the EBITDA target for such fiscal year determined by the Compensation Committee of the Board of Directors of the Company on or before the ninetieth (90th) day of such fiscal year and consistent with the Company’s business plan.

The terms of the new RSUs are different from the tendered RSUs with respect to the vesting schedule, performance conditions and settlement. The new RSUs are granted subject to either a time-based vesting or a performance-based vesting requirement. Unlike the exchanged RSUs, the new RSUs do not vest in full on May 31, 2016 regardless of satisfaction of the vesting conditions. In addition, following the termination of employment with the Company, new RSUs, whether vested or unvested, will be forfeited if such employee provides services to any competitor of the Company. In addition, participants holding new RSUs will also receive new awards called management dividend awards representing the right to receive a cash payment. Management dividend awards vest on a one-to-one basis with each new time-based RSU. Vested management dividend awards are paid by cash distributions promptly following each anniversary of the grant date until the earlier of an initial public offering of the Company or the fifth anniversary of the grant date, subject to withholding taxes. Upon termination of employment for any reason, management dividend awards will be forfeited. The new RSUs were granted under the Company’s 2012 Restricted Stock Unit Plan, which was adopted by LVB on July 31, 2012. The maximum number of shares of common stock, par value $0.01 per share, that may be issued under the Company’s 2012 Restricted Stock Unit Plan is 14,000,000, subject to adjustment as described in the Plan. The management dividend awards are accounted for as liabilities.

On March 27, 2013, the Compensation Committee of LVB approved and adopted an Amended LVB Acquisition, Inc. 2012 Restricted Stock Unit Plan. The amendment permits certain participants in the Plan to be eligible to elect to receive a cash award with respect to their vested time-based RSUs subject to certain conditions, including the satisfaction of certain Company performance thresholds with respect to Adjusted EBITDA and unlevered free cash flow. To the extent the Company performance conditions have been satisfied for the applicable fiscal year, eligible participants will be entitled to elect to receive a cash award based on the fair market value of the Parent’s common stock on the first day of the applicable election period, payable in three installments over a two-year period, with respect to their vested time-based restricted stock units and such vested time-based restricted stock unit will be forfeited upon such election. Payment of the cash award is subject to the participants’ continued employment through the payment date (other than with respect to a termination by the Company without cause).

During the second quarter of fiscal year 2013, the distributor options were modified to lower the exercise price to the current fair value of $7.88 per share.

Stock Options

The Company grants stock option awards under the LVB Acquisition, Inc. 2007 Management Equity Incentive Plan (the “2007 LVB Plan”), with the modifications described above. When the 2007 LVB Plan became effective, there were 37,520,000 shares of LVB common stock reserved for issuance in connection with LVB Awards to be granted thereunder. Effective December 31, 2010, the 2007 LVB Plan was amended to increase the authorized share pool by 1,000,000 shares. During the year ended May 31, 2015 and 2014, stock options were granted with 10-year terms. The fair value is determined by taking the average value assigned to the Company on a quarterly basis by its Principal Stockholders, three of which have SEC periodic reporting requirements. Vesting of employee stock options are split into two categories: 1) time based options-75% of option grants generally vesting ratably over 5 years and 2) performance based options-25% of stock option grants generally vesting over 5 years, contingent upon the Company achieving certain Adjusted EBITDA targets in each of those years. As of May 31, 2015, there were 1,656,469 shares available for issuance under the 2007 LVB Plan.

In 2008, the Board of Directors of LVB adopted an addendum to the 2007 LVB Plan, which provides for the grant of leveraged equity awards in LVB under the 2007 LVB Plan (the “LVB Leveraged Awards,” and together with the LVB Options, the “LVB Awards”) to certain of the Company’s European employees. LVB Leveraged Awards permit participants to purchase shares of LVB common stock using the proceeds of non-recourse loans from LVB, which shares remain subject to forfeiture and other restrictions prior to the participant’s repayment of the loan. LVB leveraged award shares outstanding were 465,000 shares as of May 31, 2015.

Upon termination of a participant’s employment, the 2007 LVB Plan provides that any unvested portion of a participant’s LVB Award will be forfeited, and that the vested portion of his or her LVB Award will expire on the earliest of (1) the date the participant’s employment is terminated for cause, (2) 30 days following the date the participant resigns without good reason, (3) 90 days after the date the participant’s employment is terminated either by us for any reason other than cause, death or disability or by the participant with good reason, (4) one year after the date the participant’s employment is terminated by reason of death or disability, or (5) the tenth anniversary of the grant date of the LVB Award.

Prior to receiving shares of LVB common stock (whether pursuant to the exercise of LVB Options, purchased pursuant to an LVB Leveraged Award or otherwise), participants must execute a Management Stockholders’ Agreement, which provides that the shares are subject to certain transfer restrictions, put and call rights, and tag along and drag along rights (and, with respect to certain senior members of management, limited re-offer registration and preemptive rights).

The following table summarizes stock option activity for the years ended May 31, 2015, 2014, and 2013:

	Stock Options	Weighted Average Exercise Price
Outstanding, May 31, 2012	34,751,708	$10.00
Granted	3,564,600	7.88
Forfeitures	(2,349,019)	7.88

Outstanding, May 31, 2013	35,967,289	$7.88
Granted	2,843,100	8.37
Exercised	162,117	7.88
Forfeitures	(2,303,679)	7.88

Outstanding, May 31, 2014	36,668,827	$8.01
Granted	525,000	12.67
Exercised	(166,401)	7.88
Forfeitures	(923,744)	8.09

Outstanding, May 31, 2015	36,103,682	$8.01

The weighted average fair value of options granted during the years ended May 31, 2015, 2014, and 2013 was $2.62, $2.03, and $2.23. The Company estimates the fair value of each option primarily using the Black-Scholes option pricing model. Expected volatilities for grants are generally based on historical volatility of the Company’s competitors’ stock. The risk-free rates for periods within the expected life of the option are based on the U.S. Treasury yield curve in effect at the time of grant. As of May 31, 2015, there was approximately $5.1 million of unrecognized share-based compensation expense related to nonvested employee stock options granted under the Company’s plan and is expected to be recognized over a weighted average period of 1.4 years.

The fair value estimates are based on the following weighted average assumptions:

	May 31, 2015	May 31, 2014	May 31, 2013
Risk-free interest rate	1.49%	1.50%	0.69%
Dividend yield	0.00%	0.00%	0.00%
Expected volatility	24.45%	24.45%	30.91%
Expected life in years	6.0	6.0	6.0

The following table summarizes information about outstanding stock options, as of May 31, 2015 and 2014, that were (a) vested and (b) exercisable:

	Outstanding Stock Options Already Vested and Expected to Vest		Options that are Exercisable
	2015	2014	2015	2014
Number of outstanding options	36,103,682	36,668,827	29,008,971	26,284,126
Weighted average remaining contractual life	4.8 years	5.8 years	4.4 years	5.4 years
Weighted average exercise price per share	$8.07	$8.01	$7.99	$7.88
Intrinsic Value	5.4	—	5.5	—

Restricted Stock Units

Effective February 10, 2011, the Board of Directors of LVB adopted and approved a Restricted Stock Unit Plan (the “Prior RSU Plan”). Following the expiration of the tender offer with respect to the RSUs described above, the Board of Directors of LVB adopted and approved the LVB Acquisition, Inc. 2012 Restricted Stock Unit Plan (the “New RSU Plan” and, together with the Prior RSU Plan, the “RSU Plans”). The new RSUs issued pursuant to the tender offer were issued under the New RSU Plan. All of the outstanding RSUs issued under the Prior RSU Plan were tendered for exchange pursuant to the tender offer and no RSUs issued under the Prior RSU Plan remain outstanding. The aggregate number of shares available for issuance pursuant to the terms of the New RSU Plan is 14,000,000, up to 10,000,000 of which may be time-based RSUs and up to 4,000,000 of which may be performance-based RSUs. As of May 31, 2015, there were 1,144,950 shares available for issuance under the New RSU Plan. The purpose of the RSU Plans is to provide executives and certain key employees with the opportunity to receive stock-based performance incentives to retain qualified individuals and to align their interests with the interests of the stockholders. Under the terms of the RSU Plans, the Compensation Committee of the Board of Directors may grant participants RSUs each of which represents the right to receive one share of common stock, subject to certain vesting restrictions and risk of forfeiture. Once granted, RSUs are generally expensed over the required service period. The Company continues to record expense for the Prior RSU Plan. The New RSU Plan requires a liquidity event condition and the incremental expense for the New RSU Plan will be expensed once that condition is met.

The following table summarizes RSU activity for the years ended May 31, 2015, 2014 and 2013:

	RSUs	Weighted Average Grant Date Fair Value
Outstanding at May 31, 2012	3,665,000	$10.00
Modification impact	(3,665,000)	10.00
Granted	13,631,500	7.88
Vested	—	—
Forfeited	(578,000)	7.88

Outstanding at May 31, 2013	13,053,500	$7.88
Granted	643,500	8.56
Vested	—	—
Forfeited	(1,021,375)	7.88

Outstanding at May 31, 2014	12,675,625	$7.91
Granted	45,000	12.7
Vested	—	—
Forfeited	(146,750)	7.91

Outstanding at May 31, 2015	12,573,875	$7.91

The RSUs are measured at their grant date fair value. The expense is recognized for the RSUs ultimately expected to vest, using the straight line method over the service period, which is estimated at approximately five years from the initial grant date. As of May 31, 2015, there was approximately $6.2 million of unrecognized share-based compensation expense related to nonvested RSUs granted under the RSU Plan and is expected to be recognized over a weighted average period of 2.0 years, additionally $79.7 million of expense will be recognized if certain liquidity events occur as detailed in the RSU Plan Agreement.

Note 14—Income Taxes.

The components of loss before income taxes are as follows:

(in millions)	Year Ended May 31, 2015	Year Ended May 31, 2014	Year Ended May 31, 2013
Domestic	$(177.5)	$(317.8)	$(755.5)
Foreign	383.1	265.1	0.3

Total	$205.6	$(52.7)	$(755.2)

The income tax benefit is summarized as follows:

	Year Ended May 31, 2015	Year Ended May 31, 2014	Year Ended May 31, 2013
Current:
Federal	$55.9	$43.0	$12.9
State	1.8	8.3	6.7
Foreign	43.7	70.6	35.5

Sub-total	$101.4	$121.9	$55.1
Deferred:
Federal	(116.8)	(118.7)	(169.3)
State	(14.3)	(86.6)	11.9
Foreign	0.7	(34.4)	(18.0)

Sub-total	(130.4)	(239.7)	(175.4)

Total income tax benefit	$(29.0)	$(117.8)	$(120.3)

A reconciliation of the statutory federal income tax rate to the Company’s U.S. effective tax rate is as follows:

	Year Ended May 31, 2015	Year Ended May 31, 2014	Year Ended May 31, 2013
Income tax computed at U.S. statutory rate	$71.9	$(18.5)	$(264.3)
State taxes, net of federal deduction	(4.1)	(18.6)	(13.4)
Effect of foreign taxes	(69.7)	(62.2)	(11.5)
Change in liability for uncertain tax positions	42.3	69.5	19.3
Goodwill impairment	—	—	166.0
Change in tax laws and rates	(5.1)	(10.9)	14.8
Tax on foreign earnings, net of foreign tax credits	(60.3)	(38.6)	(43.7)
Nondeductible/nontaxable items	(0.3)	(22.0)	6.1
Adjustment of prior estimates	(5.0)	13.3	3.7
Change in valuation allowance	(1.4)	(32.4)	—
Other	2.7	2.6	2.7

Income tax computed at effective worldwide tax rates	$(29.0)	$(117.8)	$(120.3)

The components of the net deferred income tax assets and liabilities at May 31, 2015 and 2014 are as follows:

(in millions)	May 31, 2015	May 31, 2014
Deferred income tax assets:
Accounts receivable	$12.9	$11.3
Inventories	55.4	86.7
Reserves and accrued expenses	94.2	120.4
Tax benefit of net operating losses, tax credits and other carryforwards	160.6	109.1
Future benefit of uncertain tax positions	17.7	15.9
Stock-based compensation	63.2	62.4
Unrealized mark-to-mark and currency gains and losses	41.9	9.9
Federal effect of state tax	1.8	8.2
Other	33.8	18.7

Deferred income tax assets	481.5	442.6
Less: Valuation allowance	(11.6)	(16.7)

Total deferred income tax assets	469.9	425.9
Deferred income tax liabilities:
Property, plant, equipment and intangibles	(1,094.7)	(1,227.6)
Unremitted foreign earnings	—	—
Other	(3.3)	(9.8)

Total deferred income tax liabilities	(1,098.0)	(1,237.4)

Total net deferred income tax liabilities	$(628.1)	$(811.5)

The Company’s deferred tax assets include federal, state, and foreign net operating loss carryforwards of $0.4 million, $60.3 million ($39.2 million, net of federal benefit) and $7.6 million, respectively. Federal net operating loss carryforwards available are $1.2 million, which begin to expire in 2033. The Company believes it is more likely than not that it will be able to utilize the federal and state net operating loss carryforwards. The state and foreign net operating loss carryforwards are from various jurisdictions with various carryforward periods.

Deferred tax assets related to tax credits and other carryforwards total $91.8 million as of May 31, 2015. This includes a deferred tax asset for foreign tax credit carryforwards in the amount of $81.6 million, which begin to expire in 2024. The Company believes it is more likely than not that it will be able to utilize the foreign tax credit carryforwards.

As of May 31, 2015, the Company has a $11.6 million valuation allowance against deferred tax assets. This valuation allowance consists of $4.1 million relating to net deferred tax assets for unrealized losses on investments and $7.5 million for net deferred tax assets related to foreign net operating losses that management believes, more likely than not, will not be realized.

As of May 31, 2014, the Company had a $16.7 million valuation allowance against deferred tax assets. The valuation allowance consisted of $5.0 million relating to net deferred tax assets for unrealized losses on investments and $11.7 million for net deferred tax assets related to state and foreign net operating losses that management believed, more likely than not, would not be realized.

The Company has not historically provided for U.S. or additional foreign taxes on the excess of the amount of financial reporting over the tax basis of investments in non-U.S. subsidiaries. A company is not required to recognize a deferred tax liability for the outside basis difference of an investment in a non-U.S. subsidiary or a non-U.S. corporate joint venture that is essentially indefinite in duration, unless it becomes apparent that such difference will reverse in the foreseeable future. The excess of financial reporting basis over tax basis of investments in non-U.S. subsidiaries is primarily attributable to the financial restatement of the carrying amount of these investments due to the 2007 Merger, adjusted for subsequent accumulation of earnings and losses. It is the Company’s practice and intention to continue to indefinitely reinvest its reported earnings of its non-U.S. subsidiaries in non-U.S. operations. It is also the Company’s practice and intention to continue to indefinitely reinvest the excess cash generated by its non-U.S. subsidiaries. Currently, there are no plans to divest any of the Company’s investments in non-U.S. subsidiaries. As of May 31, 2015, the Company has an accumulated book loss in its non-U.S. subsidiaries. Therefore, there are no undistributed earnings to disclose. To the extent it is determined that the book tax basis difference could reverse in the foreseeable future, other than related to undistributed earnings, the Company will record a deferred tax liability reflecting the estimated amount of tax that will be payable due to such reversal. If future events, including material changes in estimates of cash, working capital and long-term investment requirements necessitate repatriation of portions of the earnings currently treated as indefinitely reinvested, under current tax laws an additional tax provision may be required which could have a material effect on our financial results.

As of May 31, 2015, the Company anticipates there will be no decrease in the financial reporting over the tax basis of investments in non-U.S. subsidiaries that will result in either a cash tax liability, utilization of a tax attribute previously recorded on the balance sheet or generation of additional tax attributes. Accordingly, the Company has zero deferred tax liability related to unremitted foreign earnings at May 31, 2015 and at May 31, 2014.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in millions)	Year Ended May 31, 2015	Year Ended May 31, 2014	Year Ended May 31, 2013
Unrecognized tax benefits, beginning of period	$142.0	$78.4	$63.0
Foreign currency movements	(4.1)	—	—
Addition based on tax positions related to the current year	33.2	60.5	14.1
Addition (reduction) for tax positions of prior periods	1.6	4.1	1.3
Reduction related to settlements with tax authorities	(0.4)	(1.0)	0.0
Reduction related to lapse of statute of limitations	—	0.0	0.0

Unrecognized tax benefits, end of period	$172.3	$142.0	$78.4

Included in the amount of unrecognized tax benefits at May 31, 2015 and 2014 are $164.0 million and $132.9 million, respectively, of tax benefits that would impact the Company’s effective tax rate, if recognized.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense. Related to unrecognized tax benefits noted above, the Company accrued interest of $8.0 million and $5.2 million during the years ended May 31, 2015 and 2014, respectively. As of May 31, 2015 and 2014, the Company has recognized a liability for interest of $27.0 million and $19.0 million, respectively. The Company accrued and recognized an immaterial amount of penalties for the years disclosed.

The Company conducts business globally and, as a result, certain of its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. In the normal course of business, the Company is subject to examinations by taxing authorities throughout the world, including major jurisdictions such as Australia, Canada, China, France, Germany, Japan, Luxembourg, the Netherlands, Spain, the United Kingdom and the United States. In addition, certain state and foreign tax returns are under examination by various regulatory authorities. The Company is no longer subject to U.S. federal income tax examinations for the fiscal years prior to and including the year ended May 31, 2008.

The Company regularly reviews issues that are raised from ongoing examinations and open tax years to evaluate the adequacy of its liabilities. As the various taxing authorities continue with their audit/examination programs, the Company will adjust its reserves accordingly to reflect these settlements. As of May 31, 2015, the Company does not anticipate a significant change in its worldwide gross liabilities for unrecognized tax benefits within the succeeding twelve months.

Note 15—Restructuring.

During fiscal 2015, the Company made planned payments resulting primarily from the previously announced closures of the Swindon, United Kingdom manufacturing facility and the Le Locle, Switzerland manufacturing facility which had been previously accrued. There was no material impact to the income statement in fiscal 2015 as a result of finalizing these closures.

The Company recorded $53.7 million and $5.7 in restructuring costs during the years ended May 31, 2014 and 2013, respectively. During fiscal years 2013 the expense is employee severance costs, with fiscal year 2014 including both employee severance costs and plant closure costs. The expense during fiscal 2014 and 2013 resulted primarily from the planned closures of the Swindon, United Kingdom manufacturing facility and the Le Locle, Switzerland manufacturing facility. These restructuring charges were recorded within cost of sales, selling, general and administrative expense, and research and development expense and other accrued expenses. A summary of the severance and benefit costs in the periods presented is as follows:

(in millions)	Restructuring Costs
Restructuring Accrual:
Balance at May 31, 2012	$9.5

Costs incurred and charged to expense	5.7
Costs paid or otherwise settled	(6.4)
Non-cash adjustments(1)	0.1

Balance at May 31, 2013	8.9

Costs incurred and charged to expense	53.7
Costs paid or otherwise settled	(22.3)
Non-cash adjustments(1)	2.2

Balance at May 31, 2014	42.5

Note 16—Contingencies.

On a quarterly and annual basis, we review relevant information with respect to loss contingencies and update our accruals, disclosures and estimates of reasonably possible losses or ranges of loss based on such reviews. We establish liabilities for loss contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. For matters where a loss is believed to be reasonably possible, but not probable, no accrual has been made.

Litigation

Biomet metal-on-metal hip implant claims: Biomet is a defendant in a number of product liability lawsuits relating to metal-on-metal hip implants. The majority of these cases involve the M2a-Magnum hip system. The majority of the cases are currently consolidated in one federal Multi-District Litigation (“MDL”) proceeding in the U.S. District Court for the Northern District of Indiana (In Re: Biomet M2a Magnum Hip Implant Product Liability Litigation). Other cases are pending in various state and foreign courts.

On February 3, 2014, Biomet announced that the settlement of the MDL. Lawsuits filed in the MDL by April 15, 2014 may participate in the settlement. Biomet continues to evaluate the inventory of lawsuits in the MDL pursuant to the categories and procedures set forth in the settlement agreement. The final amount of payments under the settlement is uncertain. The settlement does not affect certain other claims relating to Biomet’s metal-on-metal hip products that are pending in various state and foreign courts, or other claims that may be filed in the future. The Company’s estimate as of May 31, 2015 of the remaining liability for all Biomet metal-on-metal hip implant claims was $47.0 million and $123.5 million, within Other accrued expenses on the condensed consolidated balance sheets, for the years ending May 31, 2015 and May 31, 2014, respectively. The Company recorded a reduction of $44.0 million for insurance recoveries in Cost of Goods Sold for the year ending May 31, 2015 and recorded $107.0 million in charges in Cost of Goods Sold for the year ending May 31, 2014. Amounts recorded as expenses in Cost of Goods Sold for the year ended May 31, 2013 were not material and consisted only of legal fees.

The Company made $119.0 million of payments during the year ended May 31, 2015, into a court ordered escrow account to fund certain payments of settlements set forth in the settlement agreement and received $88.4 million during the year ended May 31, 2015 in reimbursement from certain of its insurance carriers related to the metal-on-metal hip claims. No payments were made into the escrow account for the year ended May 31, 2014 or 2013.

Biomet has exhausted the self-insured retention in its insurance program and is pursuing insurance claims for reimbursement for the amount in excess of the self-insured retention. Biomet’s insurance carriers have been placed on notice of the claims associated with metal-on-metal hip products that are subject to the settlement and the terms of the settlement. As is customary in these situations, certain of Biomet’s insurance carriers have reserved all rights under their respective policies. Biomet continues to believe its contracts with the insurance carriers are enforceable for these claims and the settlement agreement and continues to cooperate with its insurers’ requests in order to secure coverage for these claims. We will be responsible for any amounts that Biomet’s insurance carriers do not cover or for the amount by which ultimate losses exceed the amount of Biomet’s third-party insurance coverage. As of May 31, 2015, Biomet had received a portion of the insurance proceeds it estimates it will recover.

Heraeus trade secret misappropriation lawsuits: In December 2008, Heraeus Kulzer GmbH (together with its affiliates, “Heraeus”) initiated legal proceedings in Germany against Biomet, Biomet Europe BV and certain other subsidiaries of Biomet, Inc., alleging that Biomet, Inc. and Biomet Europe BV misappropriated Heraeus trade secrets when developing Biomet Europe’s Refobacin and Biomet Bone Cement line of cements, which are referred to as European Cements. The lawsuit sought to preclude the defendants from producing, marketing and offering for sale their current line of European Cements and to compensate Heraeus for any damages incurred (alleged to be in excess of €30.0 million). On December 20, 2012, the trial court dismissed Biomet, Inc., Biomet Europe BV, Biomet Deutschland GmbH and other defendants from the lawsuit. Biomet Orthopaedics Switzerland GmbH was the only Biomet entity remaining as a defendant.

Following an appeal by Heraeus, on June 5, 2014, the German appeals court (i) enjoined Biomet, Inc., Biomet Europe BV and Biomet Deutschland GmbH from manufacturing, selling or offering the European Cements to the extent they contain certain raw materials in particular specifications; (ii) held the defendants jointly and severally liable to Heraeus for any damages from the sale of European Cements since 2005; and (iii) ruled that no further review may be sought. Damages have not been determined. The judgment is not final and the defendants are seeking review (including review of the appeals court ruling that no further review may be sought) from Germany’s Supreme Court. No prediction can be made as to the likelihood of review being granted by Germany’s Supreme Court.

During the pendency of a stay based on a bank guaranty the defendants issued in favor of Heraeus, the defendants were entitled to continue the manufacture, marketing, sale and offering of European Cements in their current composition. Heraeus subsequently offered counter security and executed the judgment effective as of August 22, 2014. As a result, Biomet Europe BV and Biomet Deutschland GmbH are enjoined from the manufacture, marketing, sale and offering of European Cements in Germany. While Heraeus has indicated that it intends to take the position that the judgment would prohibit the manufacture, marketing, sale and offering of European Cements outside of Germany as well and is attempting to enforce the judgment in the Netherlands, Biomet, Inc., Biomet Europe BV and Biomet Deutschland GmbH are vigorously contesting the attempt to enforce the judgment in the Netherlands and will vigorously contest any other attempts to extend the effect of the judgment beyond Germany. Biomet, Inc., Biomet Europe BV and Biomet Deutschland GmbH thus filed a declaratory action in Germany on August 3, 2014 to have the court determine the reach of the appeals court decision. On September 11, 2014, Heraeus filed a motion with the competent court in Germany to have a penalty imposed on Biomet Deutschland GmbH and Biomet Europe BV based on alleged inadequacies in providing sales documentation and continued sales of the European Cements outside of Germany. In addition, Heraeus initiated preliminary injunction proceedings against Biomet Europe BV in the Netherlands and asked the Dutch court to enforce the German judgment in the Netherlands by imposing additional fines on Biomet Europe BV for the continued sales in the Netherlands. On February 11, 2015, the trial court in Rotterdam rejected Heraeus’ demand to enforce the German judgment in the Netherlands for lack of jurisdiction. Heraeus has appealed this decision.

In February 2015, Heraeus also served Biomet, Inc. and Biomet Deutschland GmbH with a new lawsuit, filed in Germany and alleging that Biomet used Heraeus trade secrets that the German appeals court found in June 2014 had been misappropriated by Biomet in the development and production of Biomet’s line of Cobalt cements. On September 8, 2014, Heraeus filed a complaint against a Biomet supplier, Esschem, Inc. (“Esschem”), in the United States District Court for the Eastern District of Pennsylvania. The lawsuit contains allegations that focus on two copolymer compounds that Esschem sells to Biomet, which Biomet incorporates into certain bone cement products that compete with Heraeus’ bone cement products. The complaint alleges that Biomet helped Esschem to develop these copolymers, using Heraeus trade secrets that Biomet allegedly misappropriated. The complaint asserts a claim under the Pennsylvania Trade Secrets Act, as well as other various common law tort claims, all based upon the same trade secret misappropriation theory. Heraeus is seeking to enjoin Esschem from supplying the copolymers to any third party and actual damages in an unspecified amount. The complaint also seeks punitive damages, costs and attorneys’ fees. If Esschem is enjoined, Biomet may not be able to obtain the copolymers from another supplier and as a result may not be able to continue to manufacture the subject bone cement products. Although Heraeus has not named Biomet as a party to this lawsuit, Biomet has agreed, at Esschem’s request and subject to certain limitations, to indemnify Esschem for any liability, damages and legal costs related to this matter. On November 3, 2014, the court entered an order denying Heraeus’ motion for a temporary restraining order.

In February 2015, Heraeus initiated additional proceedings against Biomet Deutschland GmbH in Germany asking for a court order primarily intended to stop Biomet Deutschland GmbH from marketing the Hi-Fatigue line of bone cements for a period of two years. Heraeus argues that Biomet Deutschland GmbH must refrain from using customer relationships which they allege were built on the distribution of the European Cements and thus on the alleged misappropriation of Heraeus’ trade secrets.

No assurance can be made as to the time or resources that will be needed to devote to this litigation or its final outcome.

Bonutti patent infringement lawsuits: On May 3, 2013, Bonutti Skeletal Innovations LLC (“Bonutti Skeletal”), a company formed to hold certain patents acquired from Dr. Peter M. Bonutti and an affiliate of patent licensing firm Acacia Research Group LLC (“Acacia”), filed suit against Biomet in the U.S. District Court for the Eastern District of Texas, alleging a failure to pay royalties due under a license agreement with Dr. Bonutti, misuse of confidential information and infringement of 15 U.S. patents. Prior to the filing of this lawsuit, on March 8, 2013, Biomet had filed a complaint for declaratory judgment with the U.S. District Court for the Northern District of Indiana seeking a judgment of non-infringement and invalidity of the patents at issue, and Acacia entered counterclaims of infringement seeking damages in an amount yet to be determined and injunctive relief. On September 17, 2013, the May 3, 2013 case filed in the Eastern District of Texas was dismissed. On March 31, 2014, Biomet entered into a settlement and license agreement with Bonutti Skeletal settling all claims related to five of the patents at issue for a one-time payment, and on June 25, 2014, the U.S. District Court for the Northern District of Indiana issued an order dismissing the claims related to those patents with prejudice. The litigation then proceeded with respect to the remaining patents at issue.

In June 2015, the parties met in an informal mediation and reached agreement in principle to settle this matter. The settlement agreement provided that the arrangement was subject to Zimmer’s consent following the closing of the merger between Zimmer and Biomet. On October 30, 2015, the Bonutti litigation was settled in a joint settlement of the legacy Biomet litigation and legacy Zimmer litigation related to the same entity.

Government Investigations and Other Matters

On March 26, 2012, Biomet entered into a Deferred Prosecution Agreement (“DPA”) with the U.S. Department of Justice, Criminal Division, Fraud Section (“DOJ”) and a Consent to Final Judgment (“Consent”) with the U.S. Securities and Exchange Commission (“SEC”) related to an investigation by the DOJ and the SEC into possible violations of the Foreign Corrupt Practices Act (“FCPA”) in the marketing and sale of medical devices in certain foreign countries. Pursuant to the DPA, the DOJ agreed to defer prosecution of Biomet in connection with those matters, provided that Biomet satisfies its obligations under the DPA over the term of the DPA. The DPA had a three-year term and provided that it could be extended in the sole discretion of the DOJ for an additional year. Pursuant to the Consent, Biomet consented to the entry of a Final Judgment which, among other things, permanently enjoined Biomet from violating the provisions of the FCPA. In addition, pursuant to the terms of the DPA, an independent external compliance monitor was appointed to review Biomet’s compliance with the DPA, particularly in relation to Biomet’s international sales practices. The Consent that Biomet entered into with the SEC mirrors the DPA’s provisions with respect to the compliance monitor.

In October 2013, Biomet became aware of certain alleged improprieties regarding its operations in Brazil and Mexico, including alleged improprieties that predated the entry of the DPA. Biomet retained counsel and other experts to investigate both matters. Based on the results of the ongoing investigations, Biomet has terminated, suspended or otherwise disciplined certain of the employees and executives involved in these matters, and has taken certain other remedial measures. Additionally, pursuant to the terms of the DPA, in April 2014 and thereafter, Biomet disclosed these matters to and discussed these matters with the independent compliance monitor and the DOJ and SEC. On July 2, 2014 and July 13, 2015, the SEC issued subpoenas to Biomet requiring that Biomet produce certain documents relating to such matters. These matters remain under investigation by the DOJ.

On March 13, 2015, the DOJ informed Biomet that the DPA and the independent compliance monitor’s appointment have been extended for an additional year. On April 2, 2015, at the request of the staff of the SEC, Biomet consented to an amendment to the Final Judgment to extend the term of the compliance monitor’s appointment for one year from the date of entry of the Amended Final Judgment.

Pursuant to the DPA, the DOJ has sole discretion to determine whether conduct by Biomet constitutes a violation or breach of the DPA. The DOJ has informed Biomet that it retains its rights under the DPA to bring further action against Biomet relating to the conduct in Brazil and Mexico referenced above or the violations set forth in the DPA. The DOJ could, among other things, revoke the DPA or prosecute Biomet and/or the involved employees and executives. Biomet continues to cooperate with the SEC and DOJ and expects that discussions with the SEC and the DOJ will continue. While we are devoting significant time and resources to these matters, we can give no assurances as to their final outcome.

In June 2013, Biomet received a subpoena from the U.S. Attorney’s Office for the District of New Jersey requesting various documents relating to the fitting of custom-fabricated or custom-fitted orthoses, or bracing, to patients in New Jersey, Texas and Washington. Biomet has produced responsive documents and is fully cooperating with the request of the U.S. Attorney’s Office. We may need to devote significant time and resources to this inquiry and can give no assurances as to its final outcome.

In July 2011, Biomet received an administrative subpoena from the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) requesting documents concerning the export of products to Iran. OFAC informed Biomet that the subpoena related to allegations that Biomet may have been involved in unauthorized sales of dental products to Iran. Biomet is fully cooperating in the investigation and submitted its response to the subpoena in October 2011. We may need to devote significant time and resources to this inquiry and can give no assurances as to its final outcome.

In February 2010, Biomet received a subpoena from the Office of the Inspector General of the U.S. Department of Health and Human Services (“OIG-HHS”) requesting various documents relating to agreements or arrangements between physicians and Biomet’s Interpore Cross subsidiary for the period from 1999 through the date of the subpoena and the marketing and sales activities associated with Interpore Cross’ spinal products. We may need to devote significant time and resources to this inquiry and can give no assurances as to its final outcome.

In April 2009, Biomet became aware of a qui tam complaint alleging violations of the federal and various state false claims acts filed in the U.S. District Court for the District of Massachusetts, where it is currently pending (United States ex rel. Bierman v. Orthofix International N.V., et al.). Biomet and several of its competitors in the non-invasive bone growth stimulation market were named as defendants in this action. The U.S. government has not intervened in the action. We are vigorously defending this matter and intend to continue to do so. We can make no assurances as to the time or resources that will be needed to respond to this matter or its final outcome.

Note 17—Related Parties.

Management Services Agreement

Upon completion of the 2007 Acquisition, Biomet entered into a management services agreement with certain affiliates of the Principal Stockholders, pursuant to which such affiliates of the Principal Stockholders or their successors, assigns, affiliates, officers, employees, and/or representatives and third parties (collectively, the “Managers”) provide management, advisory, and consulting services to the Company. Pursuant to such agreement, the Managers received a transaction fee equal to 1% of total enterprise value of the 2007 Acquisition for the services rendered by such entities related to the 2007 Acquisition upon entering into the agreement, and the Principal Stockholders receive an annual monitoring fee equal to 1% of the Company’s annual Adjusted EBITDA (as defined in the credit agreement) as compensation for the services rendered and reimbursement for out-of-pocket expenses incurred by the Managers in connection with the agreement and the 2007 Acquisition. The Company is required to pay the Principal Stockholders the monitoring fee on a quarterly basis in arrears. The total amount of Principal Stockholder fees was $11.7 million for the year ended May 31, 2015. The management services agreement includes customary exculpation and indemnification provisions in favor of the Managers and their affiliates. The Company is also required by the management services agreement to pay certain subsequent fees for advice rendered in connection with financings or refinancings (equity or debt), acquisitions, dispositions, spin-offs, split-offs, dividends, recapitalizations, an initial underwritten public offering and change of control transactions involving the Company. Upon completion of the Zimmer merger, which represents a change in control, the Company paid a one-time fee to affiliates of its Principal Stockholders in the amount of $88.0 million.

Amended and Restated Limited Liability Company Operating Agreement of LVB Holding

On September 27, 2007, certain investment funds associated with or designated by the Principal Stockholders, or the Principal Stockholder Funds, entered into an amended and restated limited liability company operating agreement, or the “LLC Agreement,” in respect of LVB Holding. The LLC Agreement contains agreements among the parties with respect to the election of the Company’s directors and the directors of its parent companies, restrictions on the issuance or transfer of interests in the Company and other corporate governance provisions (including the right to approve various corporate actions).

Pursuant to the LLC Agreement, each of the Principal Stockholders has the right to nominate, and has nominated, two directors to Biomet’s and LVB’s Board of Directors and also is entitled to appoint one non-voting observer to Biomet’s and LVB’s Board of Directors for so long as such Principal Stockholder remains a member of LVB Holding. In addition to their right to appoint non-voting observers to Biomet’s and LVB’s Board of Directors, certain of the Principal Stockholder Funds have certain other management rights to the extent that any such Principal Stockholder Fund is required to operate as a “venture capital operating company” as defined in the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations. Each Principal Stockholder’s right to nominate directors is freely assignable to funds affiliated with such Principal Stockholder, and is assignable to non-affiliates of such Principal Stockholder only if the assigning Principal Stockholder transfers its entire interest in LVB Holding not previously transferred and only with the prior written consent of the Principal Stockholders holding at least 70% of the membership interests in LVB Holding, or “requisite Principal Stockholder consent”. In addition to their rights under the LLC Agreement, the Principal Stockholders may also appoint one or more persons unaffiliated with any of the Principal Stockholders to the Board of Directors. Following Purchaser’s purchase of the Shares tendered in the Offer, the Principal Stockholders jointly appointed Dane A. Miller, Ph.D. to the Board of Directors in addition to the two directors appointed by each of the Principal Stockholders. In addition, as provided under the LLC Agreement, Jeffrey R. Binder, the CEO of Biomet, served on Biomet’s and LVB’s Board of Directors.

Pursuant to the LLC Agreement, each director has one vote for purposes of any Board of Directors action, and all decisions of the Board of Directors require the approval of a majority of the directors designated by the Principal Stockholders. In addition, the LLC Agreement provides that certain major decisions regarding the Company or its parent companies require the requisite Principal Stockholder consent.

The LLC Agreement includes certain customary agreements with respect to restrictions on the issuance or transfer of interests in Biomet and LVB, including preemptive rights, tag-along rights and drag-along rights.

The Co-Investors have also been admitted as members of LVB Holding, both directly and through Principal Stockholder-controlled investment vehicles. Although the Co-Investors are therefore parties to the LLC Agreement, they have no rights with respect to the election of Biomet’s or LVB’s directors or the approval of its corporate actions.

The Principal Stockholders have also caused LVB Holding and Parent to enter into an agreement with the Company obligating the Company and Parent to take all actions necessary to give effect to the corporate governance, preemptive rights, transfer restriction and certain other provisions of the LLC Agreement, and prohibiting the Company and Parent from taking any actions that would be inconsistent with such provisions of the LLC Agreement.

Registration Rights Agreement

The Principal Stockholder Funds and the Co-Investors also entered into a registration rights agreement with LVB Holding, LVB and Biomet upon the closing of the 2007 Acquisition. Pursuant to this agreement, the Principal Stockholder Funds have the power to cause LVB Holding, LVB and Biomet to register their, the Co-Investors’ and certain other persons’ equity interests under the Securities Act and to maintain a shelf registration statement effective with respect to such interests. The agreement also entitles the Principal Stockholder Funds and the Co-Investors to participate in any future registration of equity interests under the Securities Act that LVB Holding, LVB or Biomet may undertake. Certain trusts associated with Dr. Dane A. Miller, Ph.D., one of our directors, are also parties to the registration rights agreement and benefit from its provisions.

Management Stockholders’ Agreements

On September 13, 2007 and November 6, 2007, LVB Holding, LVB and the Principal Stockholder Funds entered into stockholders agreements with certain of the Company’s senior executives and other management stockholders. Pursuant to the terms of the LVB Acquisition, Inc. Management Equity Incentive Plan, LVB Acquisition, Inc. Restricted Stock Unit Plan and LVB Acquisition, Inc. 2012 Restricted Stock Unit Plan, participants who exercise their vested options or settle their vested restricted stock units are required to become parties to the agreement dated November 6, 2007. The stockholder agreements contain agreements among the parties with respect to restrictions on the transfer and issuance of shares, including preemptive, drag-along, tag-along, and call/put rights.

Agreements with Dr. Dane A. Miller, Ph.D.

On January 14, 2010, Biomet entered into a consulting agreement with Dr. Dane A. Miller, Ph.D., pursuant to which it will pay Dr. Miller a consulting fee of $0.25 million per fiscal year for Dr. Miller’s consulting services and will reimburse Dr. Miller for out-of-pocket fees and expenses relating to an off-site office and administrative support in an amount of $0.1 million per year. The term of the agreement extends through the earlier of September 1, 2011, an initial public offering or a change of control. The agreement also contains certain restrictive covenants prohibiting Dr. Miller from competing with the Company and soliciting employees of the Company during the term of the agreement and for a period of one year following such term. On September 6, 2011, the Company entered into an amendment to the consulting agreement with Dr. Miller, pursuant to which it agreed to increase the expenses relating to an off-site office and administrative support from $0.1 million per year to $0.15 million per year and extend the term of the agreement through the earlier of September 1, 2013, an initial public offering or a change of control. On August 19, 2013, the Company entered into an amendment to the consulting agreement with Dr. Miller, pursuant to which it agreed to extend the term of the agreement through the earlier of September 1, 2014, an initial public offering or a change of control. On April 22, 2014, Biomet entered into a third amendment to the consulting agreement with Dr. Miller, pursuant to which it agreed to pay him, upon a termination of his consulting agreement, consulting fees owed to date and a termination fee of $2 million upon the earlier of a change in control or an initial public offering, provided such event occurs prior to January 1, 2016. Dr. Miller received payments under the consulting agreement of $0.4 million for the year ended May 31, 2015. Dr. Miller passed away during fiscal year ended May 31, 2015, and upon completion of the Zimmer merger, which represents a change in control, the Company paid a one-time fee to trusts associated with Dr. Miller in the amount of $2.0 million. Dr. Miller received payments under the consulting agreement of $0.4 million and $0.4 million for the years ended May 31, 2014 and 2013.

In addition, on April 25, 2008, LVB Holding, LVB and two trusts associated with Dr. Miller, the Dane Miller Trust and the Mary Louise Miller Trust, entered into a stockholders agreement. Certain additional trusts associated with Dr. Miller have since become party to that stockholders agreement. The stockholder agreement contains agreements among the parties with respect to restriction on transfer of shares, including rights of first offer, drag-along and tag-along rights.

Indemnification Priority Agreement

On January 11, 2010, Biomet and LVB entered into an indemnification priority agreement with the Principal Stockholders (or certain affiliates designated by the Principal Stockholders) pursuant to which Biomet and LVB clarified certain matters regarding the existing indemnification and advancement of expenses rights provided by Biomet and LVB pursuant to their respective charters and the management services agreement described above. In particular, pursuant to the terms of the indemnification agreement, Biomet acknowledged that as among Biomet, LVB and the Principal Stockholders and their respective affiliates, the obligation to indemnify or advance expenses to any director appointed by any of the Principal Stockholders will be payable in the following priority: Biomet will be the primary source of indemnification and advancement; LVB will be the secondary source of indemnification and advancement; and any obligation of a Principal Stockholder-affiliated indemnitor to indemnify or advance expenses to such director will be tertiary to Biomet’s and, then, LVB obligations. In the event that either Biomet or LVB fails to indemnify or advance expenses to any such director in contravention of its obligations, and any Principal Stockholder-affiliated indemnitor makes any indemnification payment or advancement of expenses to such director on account of such unpaid liability, such Principal Stockholder-affiliated indemnitor will be subrogated to the rights of such director under any such Biomet or LVB indemnification agreement.

Equity Healthcare

Effective January 1, 2009, Biomet entered into an employer health program agreement with Equity Healthcare LLC (“Equity Healthcare”). Equity Healthcare negotiates with providers of standard administrative services for health benefit plans as well as other related services for cost discounts and quality of service monitoring capability by Equity Healthcare. Because of the combined purchasing power of its client participants, Equity Healthcare is able to negotiate pricing terms for providers that are believed to be more favorable than the companies could obtain for themselves on an individual basis.

In consideration for Equity Healthcare’s provision of access to these favorable arrangements and its monitoring of the contracted third parties’ delivery of contracted services to the Company, the Company pays Equity Healthcare a fee of $2 per participating employee per month (“PEPM Fee”).

Equity Healthcare may also receive a fee (“Health Plan Fees”) from one or more of the health plans with whom Equity Healthcare has contractual arrangements if the total number of employees joining such health plans from participating companies exceeds specified thresholds. If and when Equity Healthcare reaches the point at which the aggregate of its receipts from the PEPM Fee and the Health Plan Fees have covered all of its allocated costs, it will apply the incremental revenues derived from all such fees to (a) reduce the PEPM Fee otherwise payable by the Company; (b) avoid or reduce an increase in the PEPM Fee that might otherwise have occurred on contract renewal; or (c) arrange for additional services to the Company at no cost or reduced cost.

Equity Healthcare is an affiliate of Blackstone, with whom Timur Akazhanov and Chinh Chu, members of the Company’s Board of Directors, are affiliated and in which they may have an indirect pecuniary interest.

There were payments of $0.1 million made during each of the years ended May 31, 2015, 2014, and 2013.

Core Trust Purchasing Group Participation Agreement

Effective May 1, 2007, Biomet entered into a 5-year participation agreement (“Participation Agreement”) with Core Trust Purchasing Group, a division of HealthTrust Purchasing Corporation (“CPG”), designating CPG as the Company’s exclusive “group purchasing organization” for the purchase of certain products and services from third party vendors. Effective June 1, 2012, Biomet entered into an amendment to extend the term of the Participation Agreement with CPG. CPG secures from vendors pricing terms for goods and services that are believed to be more favorable than participants in the group purchasing organization could obtain for themselves on an individual basis. Under the participation agreement, the Company must purchase 80% of the requirements of its participating locations for core categories of specified products and services, from vendors participating in the group purchasing arrangement with CPG or CPG may terminate the contract. In connection with purchases by its participants (including the Company), CPG receives a commission from the vendors in respect of such purchases. The total amount of fees paid to CPG was $0.6 million for the years ended May 31, 2015.

Although CPG is not affiliated with Blackstone, in consideration for Blackstone’s facilitating Biomet’s participation in CPG and monitoring the services CPG provides to the Company, CPG remits a portion of the commissions received from vendors in respect of the Company’s purchases under the Participation Agreement to an affiliate of Blackstone, with whom Timur Akazhanov and Chinh Chu, members of the Company’s Board of Directors, are affiliated and in which they may have an indirect pecuniary interest.

Other

Biomet currently holds interest rate swaps with Goldman Sachs. As part of this relationship, the Company receives information from Goldman Sachs that allows it to perform effectiveness testing on a monthly basis.

Biomet may from time to time, depending upon market conditions, seek to purchase debt securities issued by Biomet or its subsidiaries in open market or privately negotiated transactions or by other means. Biomet understands that its indirect controlling stockholders may from time to time also seek to purchase debt securities issued by the Company or its subsidiaries in open market or privately negotiated transactions or by other means.

Capital Contributions and Share Repurchases

At the direction of LVB, Biomet may fund the repurchase of common shares of its parent company from former employees pursuant to the LVB Acquisition, Inc. Management Stockholders’ Agreement. There were no repurchases of common shares during the year ended May 31, 2015, 2014, or 2013.